The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.
  Filed Pursuant to Rule 424(b)(5)
 Registration No 333-239002
Subject to Completion, Dated September 10, 2020
PRELIMINARY PROSPECTUS SUPPLEMENT
(To prospectus dated June 8, 2020)
$
Fidelity National Financial, Inc.
      % Senior Notes due 20

We are offering (the “offering”) $      aggregate principal amount of our     % Senior Notes due            , 20   (the “notes”). Interest on the notes will accrue at    % per annum from            , 2020, or from the most recent interest payment date to which interest has been paid. We will pay interest on the notes semi-annually in arrears on          and          of each year, beginning on            , 2021.
The stated maturity of the notes will be            , 20  . Prior to             , 20   the notes will be redeemable at our option at any time in whole or from time to time in part at a redemption price equal to the greater of 100% of the principal amount to be redeemed and a make-whole amount calculated as described in this prospectus supplement, in each case plus accrued and unpaid interest to, but excluding, the date of redemption. On or after            , 20  , the notes will be redeemable at our option at any time in whole or from time to time in part at a cash price equal to 100% of the cash amount of the notes to be redeemed plus accrued and unpaid interest to, but excluding, the date of redemption.
We intend to use the net proceeds of this offering to repay all outstanding indebtedness under the Term Loan Credit Agreement (as defined herein), with the remaining net proceeds to be used for general corporate purposes. As of September 1, 2020, we had approximately $260 million principal amount outstanding under the Term Loan Credit Agreement.
We do not currently intend to list the notes on any securities exchange or include the notes in any automated dealer quotation system. Currently there is no public market for the notes.
The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future unsecured and unsubordinated indebtedness. The notes will have denominations of $2,000 and integral multiples of $1,000 in excess thereof.
Investing in the notes involves risks. You should read carefully this prospectus supplement, the accompanying prospectus and the documents incorporated by reference in this prospectus supplement before you invest. See “Risk Factors” beginning on page S-9 of this prospectus supplement and in the documents we incorporate by reference in this prospectus supplement and the accompanying prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
	Per Note	Total
Public offering price(1)	%	$
Underwriting discount	%	$
Proceeds, before expenses, to us	%	$

(1)
Plus accrued and unpaid interest, if any, from            , 2020.

The underwriters expect to deliver the notes, in book-entry form only, through the facilities of The Depository Trust Company (“DTC”) for the accounts of its participants, including Clearstream Banking, société anonyme, Luxembourg (“Clearstream Luxembourg”) and/or Euroclear Bank N.V./S.A. (“Euroclear”), on or about            , 2020.

Joint Book-Running Managers
BofA Securities J.P. Morgan
US Bancorp

The date of this prospectus supplement is            , 2020.

Prospectus Supplement
Prospectus

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer of these securities in any jurisdiction where the offer is not permitted. You should assume that the information provided by this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering is accurate only as of the dates of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should also read and consider the information in the documents we have referred you to in the section of this prospectus supplement entitled “Where You Can Find More Information.”

S-i

The distribution of this prospectus supplement and the accompanying prospectus and the offering or sale of the notes in some jurisdictions may be restricted by law. Persons who come into possession of this prospectus supplement and the accompanying prospectus are required by us and the underwriters to inform themselves about and to observe any applicable restrictions. This prospectus supplement and the accompanying prospectus may not be used for or in connection with an offer or solicitation by any person in any jurisdiction in which that offer or solicitation is not authorized or to any person to whom it is unlawful to make that offer or solicitation. See “Underwriting (Conflicts of Interest)” in this prospectus supplement.

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT
Unless otherwise stated or the context otherwise requires, references in this prospectus supplement to “FNF,” “the Company,” “we,” “our,” or “us” refer to Fidelity National Financial, Inc., together with its subsidiaries.
This prospectus supplement relates to a prospectus which is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we may sell the securities described in the accompanying prospectus from time to time. The accompanying prospectus provides you with a general description of the securities we may offer. This prospectus supplement contains specific information about the terms of this offering. This prospectus supplement may add, update or change information contained in the accompanying prospectus. Please carefully read both this prospectus supplement and the accompanying prospectus in addition to the information described in the section of this prospectus supplement entitled “Where You Can Find More Information.”
To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, the information contained in this prospectus supplement shall control. If any statement in this prospectus supplement conflicts with any statement in a document that has been incorporated herein by reference, then you should consider only the statement in the more recent document. You should not assume that the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate as of any date other than their respective dates.
The registration statement that contains the accompanying prospectus (including the exhibits filed with and incorporated by reference in the registration statement) contains additional information about FNF and the notes offered under this prospectus supplement. That registration statement can be read at the SEC website mentioned under the section of this prospectus supplement entitled “Where You Can Find More Information.”
PRIIPs Regulation/Prohibition of Sales to EEA and UK Retail Investors
The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) or in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the notes or otherwise making them available to retail investors in the EEA or in the UK has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA or in the UK may be unlawful under the PRIIPs Regulation.

S-iii

FORWARD-LOOKING STATEMENTS
The statements contained in this prospectus supplement and the accompanying prospectus and in the documents incorporated by reference herein and therein that are not purely historical statements of fact constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 (the “Securities Act”). Forward-looking statements include statements regarding our expectations, hopes, intentions, or strategies regarding the future. These forward-looking statements relate to, among other things, the future financial and operating results of FNF or the combined company. In many cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” or the negative of these terms and other comparable terminology.
The risk factors described under the heading “Risk Factors” of this prospectus supplement and the accompanying prospectus and discussed under “Item 1A — Risk Factors” in Part I of our Annual Report on Form 10-K for the year ended December 31, 2019 (the “2019 Form 10-K”) and under “Item 1A — Risk Factors” in Part II of each of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 (the “First Quarter 10-Q”) and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020 (the “Second Quarter 10-Q”), as well as the other risks and uncertainties described in any other documents incorporated by reference in this prospectus supplement and the accompanying prospectus, could cause our results to differ materially from those expressed in forward-looking statements. In addition, actual results could differ materially from those anticipated in these statements as a result of a number of factors, including, but not limited to:
•
changes in general economic, business, and political conditions, including changes in the financial markets;

•
the severity of our title insurance claims;

•
downgrade of our credit rating by rating agencies;

•
adverse changes in the level of real estate activity, which may be caused by, among other things, high or increasing interest rates, a limited supply of mortgage funding, increased mortgage defaults, or a weak U.S. economy;

•
compliance with extensive government regulation of our operating subsidiaries and adverse changes in applicable laws or regulations or in their application by regulators;

•
regulatory investigations of the title insurance industry;

•
loss of key personnel that could negatively affect our financial results and impair our operating abilities;

•
our business concentration in the States of California and Texas were the source of approximately 14.3% and 13.8%, respectively, of our title insurance premiums during the twelve month period ended December 31, 2019;

•
our potential inability to find suitable acquisition candidates, as well as the risks associated with acquisitions in lines of business that will not necessarily be limited to our traditional areas of focus, or difficulties integrating acquisitions;

•
impacts to our business operations caused by the occurrence of a catastrophe, including the COVID-19 outbreak;

•
our dependence on distributions from our title insurance underwriters as our main source of cash flow;

•
competition from other title insurance companies; and

•
other risks detailed elsewhere in this document and in our other filings with the SEC.

Except as required by law, we are not under any obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements, whether as a result of new information, future events or otherwise. You should carefully consider the possibility that actual results may differ materially from our forward-looking statements in or incorporated into this prospectus, except as required by law.

S-iv

SUMMARY
The following summary is qualified in its entirety by the more detailed information included elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. Because this is a summary, it may not contain all of the information that is important to you. You should read the entire prospectus supplement and the accompanying prospectus, including the section entitled “Risk Factors” and you should read the information incorporated by reference, before making an investment decision.
Except where otherwise noted, all references to “we,” “us,” “our,” “the Company” or “FNF” are to Fidelity National Financial, Inc. and its subsidiaries, taken together.
Business Overview
We are a leading provider of (i) title insurance, escrow and other title-related services, including trust activities, trustee sales guarantees, recordings and reconveyances and home warranty products, (ii) transaction services to the real estate and mortgage industries and (iii) annuity and life insurance products. FNF is one of the nation’s largest title insurance companies operating through its title insurance underwriters — Fidelity National Title Insurance Company, Chicago Title Insurance Company, Commonwealth Land Title Insurance Company, Alamo Title Insurance and National Title Insurance of New York Inc. — which collectively issue more title insurance policies than any other title company in the United States. Through our subsidiary ServiceLink Holdings, LLC (“ServiceLink”), we provide mortgage transaction services including title-related services and facilitation of production and management of mortgage loans. We are also a provider of annuity and life insurance products, providing deferred annuities, including fixed index annuities (“FIA”), fixed rate annuities, and immediate annuities and indexed universal life (“IUL”) insurance through our wholly-owned subsidiary, FGL Holdings, a Cayman Islands exempted company (“FGL”).
As of June 30, 2020, we had the following reporting segments:
•
Title.   This segment consists of the operations of our title insurance underwriters and related businesses which provide title insurance and escrow and other title-related services including trust activities, trustee sales guarantees, and home warranty products. This segment also includes our transaction services business, which includes other title-related services used in the production and management of mortgage loans, including mortgage loans that experience default.

•
F&G.   This segment consists of operations of our fixed annuities and life insurance related businesses. This segment issues a broad portfolio of deferred annuities (fixed index and fixed rate annuities), immediate annuities and indexed universal life insurance.

•
Corporate and Other.   This segment consists of the operations of the parent holding company, our real estate technology subsidiaries, other smaller, non-title businesses and certain unallocated corporate overhead expenses and eliminations of revenues and expenses between it and our Title segment.

Our Executive Offices
Our principal executive offices are located at 601 Riverside Avenue, Jacksonville, Florida 32204, and our telephone number is (904) 854-8100.

THE OFFERING
Issuer
Fidelity National Financial, Inc.
Securities Offered
$      aggregate principal amount of    % Senior Notes due          , 20   (the “notes”).
Maturity Date
           , 20  .
Interest Rate
The notes will bear interest from            , 2020, or from the most recent interest payment date to which interest has been paid, at the rate of    % per year.
Interest Payment Dates
               and          of each year, beginning on           , 2021.
Trustee, Registrar and Paying Agent
The Bank of New York Mellon Trust Company, N.A.
Redemption
Prior to           , 20   (          months prior to the maturity of the notes), the notes will be redeemable at our option at any time in whole or from time to time in part at a redemption price equal to the greater of 100% of the principal amount to be redeemed and a make-whole amount calculated as described under “Description of the Notes — Optional Redemption,” in each case, plus accrued and unpaid interest to, but excluding, the date of redemption. On or after           , 20  , the notes will be redeemable at our option at any time in whole or from time to time in part at a cash price equal to 100% of the cash amount of the notes to be redeemed plus accrued and unpaid interest to, but excluding, the date of redemption. However, in each case, if the redemption date is after a regular record date for the notes and on or before the related interest payment date, then the payment of interest becoming due on that interest payment date will be payable, on that interest payment date, to the holder of record at the close of business on that regular record date, and the redemption price will not include unpaid interest that has accrued to, but excluding, the redemption date.
Absence of Established Market for the Notes
The notes are a new issue of securities, and currently there is no market for them. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for any quotation system to quote them. The underwriters have advised us that they intend to make a market for the notes, but they are not obligated to do so.
Further, the underwriters may without notice discontinue any market-making in the notes at any time in their sole discretion. Accordingly, we cannot assure you that a liquid market will develop for the notes. See “Underwriting (Conflicts of Interest).”
Ranking
The notes will be senior unsecured obligations of FNF, will rank equally with all of FNF’s existing and future unsecured and unsubordinated indebtedness and will rank equally with FNF’s guarantee of FGL’s 5.50% senior notes due 2025 (the “FGL Notes”). All of our future secured indebtedness will be effectively senior to the notes. In addition, because none of our subsidiaries will guarantee or otherwise become obligated with respect to the notes, all existing and future liabilities of our subsidiaries will be structurally senior to the notes. As of June 30, 2020, our subsidiaries had total liabilities of approximately $39,233 million (including our reserve for title claim losses of $1,528 million and $589 million of indebtedness of FGL assumed in connection with the FGL Mergers (as defined herein)), which would have ranked structurally senior to the notes.
Denominations
$2,000 and integral multiples of $1,000 in excess thereof.
Covenants
The indenture governing the notes will contain covenants that, among other matters, limit (i) our and certain of our subsidiaries’ ability to incur, assume or guarantee any debt secured by any lien (as defined in “Description of the Notes — Limitation on Liens”) on any voting stock of certain of our subsidiaries and (ii) our ability to consolidate or merge with or into, or sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of our assets.
These covenants are subject to important exceptions and qualifications, which are described under the headings “Description of the Notes — Limitation on Liens” and “Description of the Notes — Consolidation, Merger, Sale of Assets or Other Transactions.”
Use of Proceeds
We expect the net proceeds from this offering to be approximately $      million after deducting the underwriting discount and our estimated offering expenses of approximately $      million. We intend to use the net proceeds of this offering to repay all outstanding indebtedness under the Term Loan Credit Agreement (as defined herein), with the remaining net proceeds to be used for general corporate purposes. As of September 1, 2020, we had approximately $260 million principal amount outstanding under the Term Loan Credit Agreement. See “Use of Proceeds.”
Conflicts of Interest
Certain of the underwriters or their affiliates may be lenders with respect to amounts currently outstanding under the Term Loan Credit Agreement and may receive a ratable portion of any part of the proceeds of this offering used to repay borrowings outstanding under the Term Loan Credit Agreement. Any underwriter that receives more than 5% of the net proceeds of this offering (together with its affiliates) will have a conflict of interest, as that term is defined in FINRA Rule 5121. Accordingly, this offering is being conducted in compliance with FINRA Rule 5121. None of the underwriters with a Rule 5121 conflict of interest will sell the Notes to an account over which it exercises discretion without the express approval of the account holder.
Clearance and Settlement
The notes will be cleared through DTC, for the accounts of its participants, including Clearstream and/or Euroclear.
Risk Factors
See “Risk Factors,” the risk factors set forth in our 2019 Form 10-K, our First Quarter 10-Q and our Second Quarter 10-Q, as well as the other risks and uncertainties described in any other documents incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of certain factors that you should carefully consider before investing in the notes.
Governing Law
The State of New York.

SUMMARY FINANCIAL DATA OF FNF
We derived the following summary historical consolidated financial and other data as of and for each of the years ended December 31, 2019, 2018 and 2017 from our audited consolidated financial statements and related notes, which are incorporated by reference in this prospectus supplement. We derived the summary condensed consolidated historical financial data as of and for the six-month periods ended June 30, 2020 and 2019 from our unaudited condensed consolidated financial statements for such periods, which are incorporated by reference in this prospectus supplement and which contain all adjustments, consisting of normal recurring adjustments, that management considers necessary for a fair presentation of our financial position and results of operations for the periods presented. Operating results for the six-month periods are not necessarily indicative of results for a full fiscal year, or any other periods. The summary financial information and other data presented below does not contain all of the information you should consider before deciding whether to invest in the notes. The information set forth below should be read in conjunction with the audited and unaudited financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in the 2019 Form 10-K, First Quarter 10-Q and Second Quarter 10-Q, in each case incorporated by reference in this prospectus supplement. See “Where You Can Find More Information.”
	Six Months Ended June 30,		Year Ended December 31,
	2020	2019	2019	2018	2017
	(dollars in millions)
Operating Data:
Revenue	$4,032	$3,866	$8,469	$7,594	$7,663
Expenses
Personnel costs	1,306	1,277	2,696	2,538	2,460
Agent commissions	1,158	1,000	2,258	2,059	2,089
Other operating expenses	857	753	1,681	1,801	1,781
Benefits and other changes in policy reserves	155	—	—	—	—
Depreciation and amortization	89	88	178	182	183
Provision for title claim losses	119	107	240	221	238
Interest expense	33	24	47	43	48
Total expenses:	3,717	3,249	7,100	6,844	6,799
Earnings from continuing operations before income taxes and equity in earnings of unconsolidated affiliates	315	617	1,369	750	864
Income tax expense on continuing operations	61	151	308	120	235
Earnings before equity in earnings of unconsolidated affiliates	254	466	1,061	630	629
Equity in earnings of unconsolidated affiliates	2	10	15	5	10
Earnings from continuing operations, net of tax	256	476	1,076	635	639
Earnings from discontinued operations, net of tax	5	—	—	—	155
Net earnings	261	476	1,076	635	794
Less: net earnings attributable to noncontrolling interests	13	4	14	7	23
Net earnings attributable to FNF common shareholders	$248	$472	$1,062	$628	$771

	Six Months Ended June 30,		Year Ended December 31,
	2020	2019	2019	2018	2017
	(dollars in millions)
Balance Sheet Data:
Investments(1)	$30,968	$3,629	$4,384	$3,549	3,371
Cash and cash equivalents(2)	2,353	1,605	1,376	1,257	1,110
Total assets	48,001	10,189	10,677	9,301	9,151
Notes payable	2,430	838	838	836	759
Reserve for title claim losses	1,528	1,480	1,509	1,488	1,490
Redeemable non-controlling interest by 21% minority holder of ServiceLink	344	344	344	344	344
Total equity	6,349	4,952	5,365	4,628	4,467
Other Data:
Orders opened by direct title operations (in 000’s)	1,375	982	2,066	1,818	1,942
Orders closed by direct title operations (in 000’s)	864	622	1,448	1,315	1,428
Provision for title insurance claim losses as a percent of title insurance premiums	4.5%	4.5%	4.5%	4.5%	4.9%
Title related revenue(3):
Percentage direct operations	61.8%	63.4%	62.6%	64.3%	63.8%
Percentage agency operations	38.2%	36.6%	37.4%	35.7%	36.2%
Other Title Segment Data
Adjusted pre-tax earnings (loss) – Title(4)	657	535	1,297	1,080	1,048
Adjusted pre-tax margin – Title(4)	16.5%	15.0%	16.3%	14.8%	14.5%

(1)
Investments as of June 30, 2020 and 2019 include securities pledged to secured trust deposits of $18.4 billion and $425 million, respectively. Investments as of December 31, 2019, 2018 and 2017 include securities pledged to secured trust deposits of $422 million, $426 million and $367 million, respectively.

(2)
Cash and cash equivalents as of June 30, 2020 and 2019 include cash pledged to secured trust deposits of $327 million and $503 million, respectively. Cash and cash equivalents as of December 31, 2019, 2018 and 2017 include cash pledged to secured trust deposits of $384 million, $412 million and $475 million, respectively.

(3)
Includes title insurance premiums and escrow, title-related and other fees.

(4)
We believe that adjusted pre-tax earnings (loss) — Title and adjusted pre-tax margin — Title, which are non-GAAP financial measures, are useful to help investors better understand our financial performance, competitive position and prospects for the future. These non-GAAP financial measures have limitations as analytical tools because they exclude some but not all items that affect the most directly comparable GAAP financial measures, and you should not consider them in isolation, or as a substitute for analysis of our operating results or cash flows as reported under GAAP. A reconciliation of these non-GAAP financial measures with the most directly comparable financial measure calculated in accordance with GAAP follows:
	Six Months Ended June 30,		Year Ended December 31,
	2020	2019	2019	2018	2017
	(dollars in millions)
Total revenue – Title	$3,847	$3,755	$8,259	$7,175	$7,211
Total expenses – Title	$3,372	$3,076	$6,723	$6,299	$6,256
Non-GAAP adjustments before taxes
Realized (gains) and losses, net	$144	$(188)	$(326)	$110	$(6)
Purchase price amortization	37	43	86	87	94
Sales tax contingency	—	—	—	6	3
Other adjustments	1	1	1	1	2
Total non-GAAP adjustments before taxes	$182	$(144)	$(239)	$204	$93
Adjusted pre-tax earnings (loss) – Title	$657	$535	$1,297	$1,080	$1,048
Adjusted pre-tax margin – Title	16.5%	15.0%	16.3%	14.8%	14.5%

SUMMARY FINANCIAL DATA OF FGL
On June 1, 2020, we completed the acquisition of FGL and its subsidiaries (the “FGL Mergers”) pursuant to the Agreement and Plan of Merger, dated February 7, 2020, as amended (the “Merger Agreement”). Additional information regarding the FGL Mergers is contained in the documents incorporated by reference in this prospectus supplement. See “Where You Can Find More Information.”
We derived the following summary financial and other data for each of the years ended December 31, 2019, 2018 and 2017 from FGL’s audited consolidated financial statements and related notes, which are incorporated by reference in this prospectus supplement. We derived the summary condensed consolidated historical financial data as of and for the three-month periods ended March 31, 2020 and 2019 from FGL’s unaudited condensed consolidated financial statements for such periods, which are incorporated by reference in this prospectus supplement. Operating results for the three-month periods are not necessarily indicative of results for a full fiscal year, or any other periods. The summary financial information and other data presented below does not contain all of the information you should consider before deciding whether to invest in the notes. The information set forth below is the most recent summary financial data available for FGL on a standalone basis and should be read in conjunction with the audited and unaudited financial statements of FGL and related notes, which are incorporated by reference in this prospectus supplement. See “Where You Can Find More Information.”
	Three Months Ended March 31,		Year Ended December 31,		Period from December 1 to December 31, 2017	Period from October 1 to November 30, 2017
	2020	2019	2019	2018
	(dollars in millions)					Predecessor
Summary of Operations:
Total operating revenues	$(335)	$600	$2,113	$711	$165	$362
Total benefits and expenses	(6)	412	1,513	653	144	314
Net income (loss)	$(338)	$171	$507	$13	$(91)	28
Per Share Data:
Net income (loss) per share – basic	$(1.62)	$0.74	$2.19	$(0.07)	$(0.44)	$0.48
Net income (loss) per share – diluted	$(1.62)	$0.74	$2.19	$(0.07)	$(0.44)	$0.47
Cash dividends declared per common share	$0.01	$0.01	$0.04	$—	$—	$0.065
Common shares outstanding(1)	222.0	221.7	221.8	221.7	214.4	59.0
Balance Sheet Data:
Total investments	$25,503	$24,510	$27,954	$23,917	$23,604	$23,326
Total assets	34,737	32,446	36,714	30,945	29,923	29,227
Total debt	543	541	542	541	412	405
Total liabilities	34,265	30,695	33,971	30,055	27,960	26,943
Total shareholders’ equity	472	1,751	2,743	890	1,963	2,284
Total equity excluding AOCI	1,900	1,967	2,262	1,827	1,888	1,729
Other Data
Adjusted operating income available to common shareholders(2)	$33	$82	$320	$257

(1)
Includes treasury shares of 8.7 and 0.6 for the years ended December 31, 2019 and December 31, 2018, respectively, and treasury shares of 8.7 and 4.3 for the three months ended March 31, 2020 and 2019, respectively.

(2)
We believe that adjusted operating income available to common shareholders, which is a non-GAAP financial measure, is useful to help investors better understand FGL’s financial performance, competitive position and prospects for the future. This non-GAAP financial measure has limitations as an analytical tool because it excludes some but not all items that affect the most directly comparable GAAP financial measure, and you should not consider it in isolation, or as a substitute for analysis of our operating results or cash flows as reported under GAAP. A reconciliation of this non-GAAP financial measure with the most directly comparable financial measure calculated in accordance with GAAP follows:

	Three Months Ended March 31,		Year Ended December 31,
	2020	2019	2019	2018
	(dollars in millions)
Net income (loss)	$(338)	$171	$507	$13
Non-GAAP adjustments
Effect of investment losses (gains), net of offsets(a)	133	(70)	(170)	288
Impacts related to changes in the fair values of FIA related derivatives and embedded derivatives, net of hedging cost, and the fair value accounting impacts of assumed reinsurance by FGL’s international subsidiaries(a)(b)	287	(17)	(19)	(25)
Effect of change in fair value of reinsurance related embedded derivative, net of offsets(a)	(39)	19	27	—
Effects of integration, merger related and other non-operating items	34	(3)	(1)	40
Effects of extinguishment of debt	—	—	—	(2)
Net impact of Tax Cuts and Jobs Act(c)	—	—	—	3
Tax impact of adjusting items	(36)	(10)	7	(31)
Adjusted operating income	$41	$90	$351	286
Less preferred stock dividend	(8)	(8)	(31)	(29)
Adjusted operating income available to common shareholders	$33	$82	$320	257

(a)
Amounts are net of offsets related to value of business acquired, deferred acquisition cost, deferred sale inducement, unearned revenue, and cost of reinsurance amortization, as applicable.

(b)
The updated definition of Adjusted Operating Income removes the impact of fair value accounting of FIA products for the periods after December 31, 2017 and the fair value accounting impacts of assumed reinsurance by our international subsidiaries for periods after September 30, 2018.

(c)
For the year ended December 31, 2018, FGL recorded an immaterial out of period adjustment related to the December 1, 2017 fair value of the deferred income tax valuation allowance acquired from the FGL Mergers.

RISK FACTORS
Investing in the notes offered hereby involves certain risks. You should read the risk factors set forth in the 2019 Form 10-K, the First Quarter 10-Q and the Second Quarter 10-Q, which are incorporated by reference in this prospectus supplement and the accompanying prospectus, as modified and supplemented in documents subsequently filed by FNF with the SEC and incorporated by reference in this prospectus supplement and the accompanying prospectus.
In consultation with your own financial and legal advisors, you should carefully consider the information included in this prospectus supplement and the accompanying prospectus together with the other information incorporated by reference in this prospectus supplement and the accompanying prospectus, before deciding whether an investment in the notes offered hereby is suitable for you.
Risks Related to the Notes
Our financial and operating performance and other factors could adversely impact our ability to make payments on the notes.
Our ability to make scheduled payments with respect to our indebtedness, including the notes, will depend on our financial and operating performance, which, in turn, is subject to prevailing economic conditions and to financial, business and other factors beyond our control. Please read this prospectus supplement and the accompanying prospectus and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, including the portions of the 2019 Form 10-K entitled “Item 1A — Risk Factors,” and the portions of the First Quarter 10-Q and the Second Quarter 10-Q entitled “Item 1A — Risk Factors,” for a discussion of some of the factors that could affect our financial and operating performance.
An increase in market rates could result in a decrease in the value of the notes.
In general, as market interest rates rise, notes bearing interest at a fixed rate decline in value. Consequently, if you purchase the notes and market interest rates increase, the market value of your notes may decline. We cannot predict the future level of market interest rates.
The indenture does not limit the amount of indebtedness that we or our subsidiaries may incur.
The indenture that governs the terms of the notes does not restrict us or any of our subsidiaries from incurring additional debt or other liabilities, including additional senior debt. At June 30, 2020, we had $2,430 million of debt outstanding ranking equal in right of payment to the notes. Our incurrence of additional debt or liabilities may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, a loss in the market value of your notes and a risk that the credit rating of the notes could be lowered or withdrawn. We expect that we will from time to time incur additional debt and other liabilities. In addition, the indenture does not restrict us from paying dividends on or issuing or repurchasing our securities.
There are no financial covenants in the indenture governing the notes. In addition, the limited covenants in the indenture governing the notes and the terms of the notes do not provide protection against some types of important corporate events and may not protect your investment.
The indenture governing the notes does not:
•
require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•
restrict our ability to repurchase or prepay our securities; or

•
restrict our or our subsidiaries’ ability to make investments, to engage in sale-leaseback transactions, to engage in transactions with affiliates or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

Furthermore, you are not protected under the indenture governing the notes in the event of a highly leveraged transaction, reorganization, change of control, restructuring, merger or similar transaction that may adversely affect you, except to the limited extent described in this prospectus supplement under “Description of the Notes — Consolidation, Merger, Sale of Assets or Other Transactions.” For these reasons, the terms of the indenture governing the notes will provide only limited protection against significant corporate events that could adversely impact your investment in the notes.
We are an insurance holding company and depend on the ability of our subsidiaries to pay dividends to us to service our indebtedness.
We are a holding company and conduct substantially all of our operations through subsidiaries, which means that our ability to meet our obligations on the notes depends on our ability to receive dividends or other distributions or payments from our subsidiaries. The payment of dividends and other distributions to us by each of our title and specialty insurance subsidiaries is regulated by insurance laws and regulations. Compliance with these laws will limit the amounts our regulated subsidiaries can dividend to us. As of June 30, 2020, our first tier title subsidiaries could pay or make distributions to us of approximately $261 million without prior approval from the relevant departments of insurance.
These limitations and restrictions could adversely affect our ability to meet our obligations under the notes.
The notes are not guaranteed by any of our subsidiaries and are structurally subordinated to the debt and other liabilities of our subsidiaries, which means that creditors of our subsidiaries will be paid from their assets before holders of the notes would have any claims to those assets.
The notes are obligations exclusively of FNF and are not guaranteed by any of our subsidiaries. As a result, the notes are structurally subordinated to all debt and other liabilities of our subsidiaries (including liabilities to policyholders and contract holders), which means that creditors of our subsidiaries will be paid from their assets before holders of the notes would have any claims to those assets. As of June 30, 2020, our subsidiaries had total liabilities of approximately $39,233 million (including our reserve for title claim losses of $1,528 million and $589 million of indebtedness of FGL assumed in connection with the FGL Mergers), which would rank structurally senior to the notes.
An active after-market for the notes may not develop.
The notes constitute a new issue of securities, for which there is no established trading market. We cannot assure you that an active after-market for the notes will develop or be sustained or that you will be able to sell any notes at favorable prices or at all. Although the underwriters have indicated to us that they intend to make a market in the notes, as permitted by applicable laws and regulations, they are not obligated to do so and may discontinue any such market-making at any time without notice. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the notes. The notes are not listed on any securities exchange or included in any automated dealer quotation system and we do not plan to list the notes on any securities exchange or include them in any automated dealer quotation system.
If a trading market does develop, changes in our credit ratings or the debt markets could adversely affect the market price of the notes.
The market price for the notes depends on many factors, including:
•
our credit ratings with major credit rating agencies;

•
the prevailing interest rates being paid by other companies similar to us;

•
our financial condition, financial performance and future prospects; and

•
the overall condition of the financial markets.

The condition of the financial markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. Such fluctuations could have an adverse effect on the price of the notes.

We may issue additional notes.
Under the terms of the indenture, we may from time to time without notice to, or the consent of, the holders of the notes, create and issue additional notes ranking equally and ratably with the notes (other than the original issuance date, the issue price and, under certain circumstances, the initial interest payment date), so that such additional notes will be consolidated and form a single series with the notes, including for purposes of voting and redemptions, so long as any such additional notes are fungible with the original notes for U.S. federal income tax purposes.
Our credit ratings may not reflect all risks of your investment in the notes.
We expect that the notes will be rated by at least two nationally recognized statistical rating organizations. These credit ratings are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of any such rating may be obtained from the applicable rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the applicable rating agencies. Agency credit ratings are not a recommendation to buy, sell or hold any security. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the notes and increase our corporate borrowing costs.

USE OF PROCEEDS
We expect the net proceeds from this offering to be approximately $      million after deducting the underwriting discount and our estimated offering expenses of approximately $      million.
We intend to use the net proceeds of this offering to repay all outstanding indebtedness under a term loan credit agreement, dated as of April 22, 2020 (the “Term Loan Credit Agreement”), among FNF, as borrower, each lender from time to time party thereto and Bank of America, N.A., as administrative agent, with the remaining net proceeds to be used for general corporate purposes. As of September 1, 2020, we had approximately $260 million principal amount outstanding under the Term Loan Credit Agreement.
The Term Loan Credit Agreement was entered into to fund, in part, the consideration for the FGL Mergers. The final maturity date of the Term Loan Credit Agreement is April 21, 2021. Borrowings under the Term Loan Credit Agreement accrue interest based on a fluctuating rate per annum based on either (i) the base rate (which is equal to the highest of (a) the federal funds rate plus 0.5% of 1%, (b) the Administrative Agent’s “prime rate,” and (c) LIBOR plus 1% (with a floor of 1.75%)), plus a margin of between 1% and 2% depending on the senior unsecured debt ratings of FNF (the “FNF Debt Rating”) or (ii) LIBOR (with a floor of 0.75%) plus a margin of between 2% and 0.03 depending on the FNF Debt Rating. The amounts outstanding under our Term Loan Credit Agreement were incurred to fund, in part, the consideration for the FGL Mergers, including costs and expenses related thereto.

CAPITALIZATION
The following table describes our consolidated cash and cash equivalents and capitalization as of June 30, 2020 on (i) an actual basis and (ii) an as-adjusted basis to give effect to (i) our repayment, on August 26, 2020 of $100 million of the outstanding principal amount under the Term Loan Agreement and (ii)  this offering and the application of the net proceeds from this offering in the manner described in “Use of Proceeds.” This table should be read in conjunction with “Use of Proceeds,” and read in conjunction with and qualified in its entirety by reference to, our historical financial statements and the accompanying notes included in our 2020 Form 10-K, our First Quarter 10-Q and our Second Quarter 10-Q (including, in each case, “Item 2 — Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein) and our other reports filed with the SEC, which are incorporated by reference herein. The “as adjusted” column of the following table, and the related assumptions, are for illustrative purposes only. See “Use of Proceeds.”
	As of June 30, 2020
	Actual	As Adjusted
	(in millions)
Cash and cash equivalents(1)(2)	$2,353	$
Long-term debt:
4.50% Senior Notes due August 2028, net of discount	443
5.50% Senior Notes due September 2022, net of discount	399
3.40% Senior Notes due June 2030, net of discount	643
5.50% FGL Notes due 2025	589
% Senior Notes due 20 offered hereby(3)	—
Term Loan Credit Agreement(4)	358
Revolving credit agreement	(2)
Total long-term debt	2,430
Stockholders’ equity:
FNF common stock, $0.0001 par value; authorized 600,000,000 shares as of June 30, 2020; outstanding of 291,733,083 as of June 30, 2020, and issued of 318,842,665 as of June 30, 2020	—
Preferred stock, $0.0001 par value; authorized 50,000,000 shares, issued and outstanding, none	—
Additional paid-in capital	5,431
Retained earnings	1,417
Accumulated other comprehensive earnings	429
Less: treasury stock, 27,109,582 shares as of June 30, 2020, at cost	(919)
Total capitalization	$8,788	$

(1)
Includes $327 million of pledged cash related to secured trust deposits.

(2)
Cash “as adjusted” reflects the net proceeds of this offering and the repayment of all outstanding indebtedness under the Term Loan Credit Agreement.

(3)
Represents the aggregate principal amount of the notes offered hereby.

(4)
Term Loan Credit Agreement “as adjusted” reflects (i) $360 million principal amount outstanding under the Term Loan Credit Agreement (ii) as reduced by (a) $100 million repaid on August 26, 2020 and (b) $      repaid from the application of the net proceeds of this offering. See “Use of Proceeds.”

DESCRIPTION OF THE NOTES
The notes will be issued under an indenture (the “base indenture”), dated as of December 8, 2005, between Fidelity National Financial, Inc. (formerly Fidelity National Title Group, Inc.) and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A.), as trustee, as supplemented by a first supplemental indenture (the “first supplemental indenture”), dated as of January 6, 2006, and a second supplemental indenture (the “second supplemental indenture”), dated as of May 5, 2010. The base indenture, as supplemented by the first supplemental indenture and the second supplemental indenture, is referred to in this prospectus supplement as the “indenture.” The notes, and certain specific terms of the notes, will be established by the sixth supplemental indenture to be entered into on the issue date of the notes. The indenture and the notes will be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to its principles of conflicts of laws.
Capitalized terms that are used and not otherwise defined in this summary shall have the meanings assigned to them in the indenture. This summary supplements, and to the extent it is inconsistent therewith replaces, the description of the general terms and provisions of the notes set forth under “Description of Debt Securities” in the accompanying prospectus. The following summary, together with the general terms and provisions set forth under “Description of Debt Securities” in the accompanying prospectus, describes certain terms of the notes and are subject to the detailed provisions of the indenture and the supplemental indenture establishing the notes.
For purposes of this summary, the terms “FNF,” “we,” “us” and “our” refer only to Fidelity National Financial, Inc. and not to any of its subsidiaries, unless we specify otherwise.
General
We are offering $      in principal amount of the notes. The notes will be initially issued in book-entry form and in all cases will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will bear interest from the original date of issuance, or from the most recent interest payment date to which interest has been paid, at    % per annum. Interest will be payable semi-annually in arrears on each           and           , commencing on           , 2020, to the persons in whose name the notes are registered at the close of business on the           or           , respectively, preceding such interest payment date. Interest will be computed on the basis of a 360-day year of twelve 30-day months. The notes will mature on           , 20   . The notes are not redeemable at the option of the holders of the notes.
For so long as the notes are registered in the name of the depositary, or its nominee, as set forth under “— Book-Entry; Delivery and Form,” we will pay the principal and interest due on the notes to The Depository Trust Company (“DTC”) for payment to its participants for subsequent disbursement to the beneficial owners.
The notes will not contain provisions designed to require us to redeem the notes, reset the interest rate or take other actions with respect to a change in control, highly leveraged transaction, change in credit rating or other similar occurrences involving us that may adversely affect the holders of the notes.
We may at any time and from time to time, without notice to, or the consent of the existing holders, issue additional notes and thereby increase the total principal amount of the notes outstanding in the future, on the same terms and conditions (except for issue date, issue price and, if applicable, the first date of payment of interest thereon), and with the same CUSIP number (if the additional notes are fungible for U.S. federal income tax purposes with the outstanding notes), as the notes we offer by this prospectus supplement. Additional notes issued in this manner will be consolidated with and form a single series with the previously outstanding notes, including for purposes of voting and redemption.
We have appointed the trustee as the initial registrar and paying agent for the notes.
Ranking
The notes will be unsecured general obligations of ours, will rank equally with all of our other unsubordinated, unsecured indebtedness from time to time outstanding and will rank equally with our guarantee of the FGL Notes. There are no limitations under the indenture on the amount of indebtedness which may rank equally with the notes or on the amount of indebtedness that may be incurred by us. At June 30, 2020, we had $2,430 million of debt outstanding, none of which was secured.
The notes will be effectively subordinated to all of our future secured indebtedness. In addition, because none of our subsidiaries will guarantee or otherwise become obligated with respect to the notes, the notes will be structurally subordinated to all existing and future liabilities and obligations of our subsidiaries because, as a shareholder of our subsidiaries, our rights with respect to their assets will be subject to the prior claims of creditors of our subsidiaries, except to the extent that we ourselves have a claim against those subsidiaries as a creditor, in which case our claim would still be subordinated to any security interests in the assets of those subsidiaries and any indebtedness of those subsidiaries that is senior to that held by us. As of June 30, 2020, our subsidiaries had total liabilities of approximately $39,233 million (including our reserve for title claim losses of $1,528 million and $589 million of indebtedness of FGL assumed in connection with the FGL Mergers), which would have ranked structurally senior to the notes.
In addition, our ability to pay principal and interest on the notes is, to a large extent, dependent upon our receiving dividends or other distributions from our subsidiaries. Our insurance subsidiaries are subject to limitations under state law on the amount of dividends and other payments they may make to us, which may adversely affect the amount of funds we have to pay interest and principal on our notes. Further, the maximum dividend permitted by law is not necessarily indicative of an insurer’s actual ability to pay dividends, which may be constrained by business and regulatory considerations, such as the impact of dividends on surplus, which could affect an insurer’s ratings or competitive position, the amount of premiums that can be written and the ability to pay future dividends.
Optional Redemption
Prior to            , 20    (           months prior to the maturity date of the notes) (the “par call date”), the notes will be redeemable, at our option, at any time in whole, or from time to time in part, at a cash price (the “optional redemption price”) equal to the greater of:
•
100% of the principal amount of the notes to be redeemed; and

•
the sum of the present values of the remaining (as of the redemption date) scheduled interest and principal payments on the notes to be redeemed (excluding interest accrued to the date of redemption), discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus           basis points,

in each case, plus unpaid interest that has accrued to, but excluding, the date of redemption.
In addition, at any time on or after the par call date, the notes will be redeemable, at our option, in whole, or from time to time, in part, at a cash price equal to 100% of the principal amount of the notes to be redeemed, plus unpaid interest that has accrued to, but excluding the date of redemption.
If any redemption date is after a regular record date for the notes and on or before the related interest payment date, then the payment of interest becoming due on that interest payment date will be payable, on that interest payment date, to the holder of record at the close of business on that regular record date, and the redemption price will not include unpaid interest that has accrued to, but excluding, the redemption date.
The notes called for redemption become due on the date fixed for redemption, which will be selected by us. Notices of redemption will be delivered at least 15 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address except that redemption notices may be delivered more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance or covenant defeasance of the notes or a satisfaction and discharge of the indenture. The notice of redemption for the notes will state the amount to be redeemed. Any redemption or notice may, at our discretion, be subject to the satisfaction of one or more conditions precedent and, at our discretion, the redemption date may be delayed until such time as any or all such conditions shall be satisfied (or waived by us in our sole discretion) or the redemption date may not occur at all and such notice may be rescinded if all such conditions shall not have been satisfied (or waived by us in our sole discretion). On and after the redemption date, interest will cease to accrue on any notes that are redeemed, regardless of whether those notes have been delivered to us for redemption. If less than all the notes are redeemed, the notes for redemption will be selected in accordance with the procedures of DTC.
For purposes of determining the optional redemption price, the following definitions are applicable:
“Comparable Treasury Issue” means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes and that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.
“Comparable Treasury Price” of a Comparable Treasury Issue means, with respect to any redemption date:
•
the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations; or

•
if we obtain fewer than four Reference Treasury Dealer Quotations, the arithmetic average of those quotations; or

•
if we obtain only one Reference Treasury Dealer Quotation, such Reference Treasury Dealer Quotation.

“Independent Investment Banker” means one of the Reference Treasury Dealers or its successor selected by us.
“Reference Treasury Dealers” means each of (i) BofA Securities, Inc. and J.P. Morgan Securities LLC (or their respective successors); and (ii) any other primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”) selected by the Company. If any of the foregoing ceases to be a Primary Treasury Dealer, the Company shall substitute another Primary Treasury Dealer in its place.
“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date for the notes, the average, as determined by us (or the Independent Investment Banker), of the bid and asked prices for the Comparable Treasury Issue for the notes, expressed in each case as a percentage of its principal amount, quoted in writing by the Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding the redemption date.
“Treasury Yield” means, with respect to any redemption date applicable to the notes, the rate per annum equal to the semiannual equivalent yield to maturity, computed as of the third business day immediately preceding the redemption date, of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue, expressed as a percentage of its principal amount, equal to the applicable Comparable Treasury Price for the redemption date.
Except as set forth above, we may not redeem the notes prior to maturity, and the notes will not be entitled to the benefit of any sinking fund.
Notwithstanding anything in the indenture, we may at any time and from time to time purchase or otherwise acquire notes in the open market or otherwise, by any means, including in negotiated transactions or by tender offer or exchange offer.
Limitation on Liens
The indenture provides that so long as any notes are outstanding, we will not, and we will not permit any of our covered subsidiaries to, incur, assume or guarantee any debt secured by any mortgage, pledge, lien, charge, security interest, conditional sale or other title retention agreement or other encumbrance (a “lien”) on any voting stock issued by any of our covered subsidiaries, unless the notes then outstanding are, for so long as such debt is so secured, secured by such voting stock equally and ratably with (or prior to) such debt. However, this restriction will not apply to liens existing at the time a corporation or other entity becomes a covered subsidiary or any renewal, extension or replacement, in whole or in part, of any such liens, and will also not apply to liens on shares of subsidiaries that are not covered subsidiaries.
Each lien, if any, granted, pursuant to the provisions described above, to secure the notes shall automatically and unconditionally be deemed to be released and discharged upon the release and discharge of the lien whose existence caused the notes to be required to be so secured, provided such lien is not then otherwise required, by the provisions described above, to so secure the notes.
“Covered subsidiaries” means any present or future subsidiary of FNF, the consolidated total assets of which, determined on a quarterly basis in accordance with the indenture, constitute at least 15% of our total consolidated assets, and any successor to any such subsidiary whose consolidated total assets likewise satisfy such requirement. However, “covered subsidiaries” does not include any of our subsidiaries that is not itself an insurance company or the direct or indirect owner of one or more subsidiaries that is an insurance company. As of the date of this prospectus supplement, our covered subsidiaries consist of Chicago Title Insurance Company and ServiceLink Holdings, Inc. (and each subsidiary of ours that is a direct or indirect owner of the relevant subsidiary).
Events of Default, Notice and Waiver
The following shall constitute “events of default” under the indenture, with respect to the notes:
•
default in the payment of any interest on any note when due and payable, and the continuance of such default for 30 days;

•
default in the payment of any principal or premium, if any, of any note when due (whether at stated maturity, upon redemption or otherwise);

•
default in the performance, or breach, of any other covenant or warranty with respect to the notes, and the continuance of such default or breach for 60 days after receipt of written notice of such default or breach to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of the outstanding notes;

•
default under our other indebtedness in the payment by us, when due, of an aggregate principal amount of such indebtedness exceeding $100 million, or default under any such other indebtedness which results in such indebtedness in an aggregate principal amount exceeding $100 million becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, in each case without such acceleration having been rescinded or annulled, or such indebtedness having been paid in full, or there having been deposited into trust a sum of money sufficient to pay in full such indebtedness, within 10 days after receipt of written notice of such default or breach to us by the trustee or to us and the trustee by holders of at least 25% in aggregate principal amount of the outstanding notes; and

•
certain events of bankruptcy, insolvency or reorganization of FNF.

If an event of default with respect to the notes occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare, by written notice to us (and if given by the holders, to the trustee), the principal of and accrued interest, if any, on all the notes to be due and payable immediately; provided that, after such a declaration of acceleration, the holders of a majority in aggregate principal amount of the outstanding notes may, by written notice to the trustee, rescind or annul such declaration and its consequences if certain payments have been made and all events of default, other than the non-payment of accelerated principal and interest, have been cured or waived.
The holders of a majority in aggregate principal amount of the outstanding notes, by written notice to the trustee, may waive any past default or event of default with respect to the notes except (i) a default or event of default in the payment of the principal of or interest on the notes or (ii) default in respect of a covenant or provision which may not be amended or modified without the consent of the holders of each outstanding note affected. Upon any such waiver, such default shall cease to exist, and any event of default arising therefrom shall be deemed to have been cured.
The trustee is not required to exercise any of the rights or powers vested in it by the indenture at the request or direction of any of the holders of the notes, unless the holders have offered the trustee security or indemnity reasonably satisfactory to the trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction. Subject to such right of indemnification and to certain other limitations, the holders of a majority in aggregate principal amount of the notes then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes.
No holder of a note may institute any proceeding with respect to the indenture or for the appointment of a receiver or trustee or for any other remedy under the indenture unless (i) the holder has previously given to the trustee written notice of a continuing event of default with respect to the notes, (ii) the holders of at least 25% in aggregate principal amount of the notes then outstanding shall have made a written request to the trustee to institute proceedings in respect of such event of default in its own name as trustee, (iii) such holder or the holders have offered to the trustee indemnity satisfactory to the trustee against any loss, liability or expense to be, or which may be, incurred by the trustee in pursuing the remedy, (iv) the trustee has failed to institute any such proceedings for 60 days after its receipt of such notice, request and offer of indemnity, and (v) during such 60 day period, the holders of a majority in aggregate principal amount of the notes then outstanding have not given to the trustee a direction inconsistent with such written request.
Each year, we are required to deliver to the trustee a certificate from our principal executive officer, principal financial officer or principal accounting officer as to his or her knowledge of our compliance with all conditions and covenants under the indenture.
Consolidation, Merger, Sale of Assets or Other Transactions
We may not consolidate or merge with or into, or sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of our assets to, any person unless:
•
the resulting or acquiring entity (if other than us) is an entity organized and existing under the laws of the United States of America, any state thereof or the District of Columbia;

•
the resulting or acquiring entity (if other than us) expressly assumes by supplemental indenture all of our obligations under the notes and the indenture, including the payment of all amounts due on the notes and performance of the covenants in the indenture; and

•
immediately after the transaction, no default or event of default exists.

There is no precise, established definition of the phrase “all or substantially all” under applicable law. Accordingly, there may be uncertainty as to whether the provisions above would apply to a sale, conveyance, assignment, transfer, lease or other disposition of less than all of our assets.
We shall deliver to the trustee, prior to the proposed transaction, an officers’ certificate and an opinion of counsel each stating that the proposed transaction and such supplemental indenture comply with the indenture and that all conditions precedent to the consummation of the transaction under the indenture have been met.
If we consolidate or merge with or into any other entity or sell, convey, assign, transfer or otherwise dispose of all or substantially all of our assets according to the terms and conditions of the indenture, the resulting or acquiring entity will be substituted for us under the indenture with the same effect as if it had been an original party to the indenture. As a result, such successor entity may exercise our rights and powers under the indenture, in our name or its own name, and, except in the case of a lease, we will be released from all our liabilities and obligations under the indenture and under the notes.
For the avoidance of doubt, the foregoing limitations will not apply to a mere assignment for security purposes or pledge of assets.
Discharge, Defeasance and Covenant Defeasance
The provisions of the indenture described under “Description of the Debt Securities — Discharge, Defeasance and Covenant Defeasance” in the accompanying prospectus will apply to the notes.
Modification of the Indenture
The modification and amendment provisions of the indenture described under “Description of Debt Securities — Modification of the Indentures” in the accompanying prospectus will apply to the notes.

Book-Entry Delivery and Form
Global Notes
We will issue the notes in the form of one or more global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.
DTC, Clearstream and Euroclear
Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC (in the United States), Clearstream Banking, S.A., Luxembourg, which we refer to as Clearstream, or Euroclear Bank S.A./ N.V., as operator of the Euroclear System, which we refer to as Euroclear, in Europe, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC.
DTC has advised us as follows:
DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.
•
DTC holds securities that its participants (“direct participants”) deposit with DTC.

•
DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•
Direct participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

•
DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries.

•
Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly (“indirect participants”).

•
The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

•
More information about DTC can be found at www.dtcc.com and www.dtc.org.

Clearstream has advised us that it is incorporated under the laws of Luxembourg as a bank. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry transfers between their accounts. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in over 30 countries through established depository and custodial relationships. As a bank, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector, also known as the Commission de Surveillance du Secteur Financier. Its customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Its customers in the United States are limited to securities brokers and dealers and banks. Indirect access to Clearstream is also available to other institutions, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.
Euroclear has advised us that it was created in 1968 to hold securities for its participants and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., which we refer to as the Euroclear Operator, under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, which we refer to as the Cooperative. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.
The Euroclear Operator is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.
We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters nor the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.
We expect that under procedures established by DTC:
•
upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

•
ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.
So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or a global note.

Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the notes.
Payments on the notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.
Distributions on the notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.
Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, which we refer to collectively as the Terms and Conditions. The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.
Distributions on the notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.
Clearance and Settlement
Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.
Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.
Because of time-zone differences, credits of the notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.
Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.
Legal Holidays
If an interest payment date, a redemption date or the maturity date is not a business day at a place of payment, then the payment due on that day may instead be made on the next business day with the same force and effect as if made on such interest payment date, redemption date or maturity date, as applicable. No interest will accrue on such payment for such intervening period.
Listing
The Company does not intend to list the notes on any securities exchange or automated quotation system.
Relationships with the Trustee
The Bank of New York Mellon Trust Company, N.A. is the trustee under the indenture. From time to time, we and some of our subsidiaries may maintain deposit accounts and conduct other banking transactions, including borrowing transactions, with the trustee or its affiliates in the ordinary course of business. Additionally, we maintain banking relationships with The Bank of New York Mellon Trust Company, N.A. and its affiliates in the ordinary course of business. These banking relationships include The Bank of New York Mellon Trust Company, N.A. serving as trustee for our other series of debt securities and providing us with general banking services.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
The following discussion summarizes material U.S. federal income tax considerations to U.S. Holders and Non-U.S. Holders (each as defined below) of the purchase, ownership and disposition of the notes. The discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations issued thereunder (“Treasury Regulations”), Internal Revenue Service (“IRS”) rulings and pronouncements and judicial interpretations thereof, each as in effect on the date hereof, and all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes. No rulings from the IRS have been or will be sought with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the notes or that any such position would not be sustained.
This discussion is included herein for general information only and does not address all tax considerations that may be relevant to investors in light of their personal investment circumstances or that may be relevant to certain types of investors subject to special rules (for example, financial institutions, tax-exempt organizations, insurance companies, regulated investment companies, persons that are broker-dealers, traders in securities who elect the mark to market method of accounting for their securities, U.S. Holders (as defined below) that have a functional currency other than the U.S. dollar, certain former U.S. citizens or long-term residents, persons holding the notes as part of a “straddle,” “hedge,” “conversion transaction” or other integrated transaction, persons that purchase or sell the notes as part of a wash sale for tax purposes, persons required to accelerate the recognition of any item of gross income with respect to the notes as a result of such income being recognized on an applicable financial statement, qualified pension plans, individual retirement accounts, controlled foreign corporations, and passive foreign investment companies). This summary does not address the potential application of the Medicare contribution tax. The discussion set forth below is limited to initial investors who hold the notes as capital assets within the meaning of Section 1221 of the Code and who purchase the notes for cash at the initial “issue price” (i.e., the first price to the public, excluding bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers, at which a substantial amount of the notes is sold for money). In addition, this discussion does not address any alternative minimum tax consequences and does not address the effect of any state, local, or non-U.S. tax laws.
For purposes of the following discussion, a “U.S. Holder” means a beneficial owner of the notes that is for U.S. federal income tax purposes:
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an individual citizen or resident of the United States;

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an entity that is classified for U.S. federal income tax purposes as a corporation and that is created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

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an estate, the income of which is subject to U.S. federal income tax regardless of source; or

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a trust, if (a) a court within the United States is able to exercise primary supervision over administration of the trust and one or more “United States persons” (within the meaning of the Code) have authority to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable Treasury Regulations to be treated as a “United States person.”

For purposes of the following discussion, a “Non-U.S. Holder” means a beneficial owner of the notes (other than an entity that is classified for U.S. federal income tax purposes as a partnership or as a “disregarded entity”) that is not a U.S. Holder.
If an entity classified for U.S. federal income tax purposes as a partnership or as a “disregarded entity” owns notes, the tax treatment of a member of the entity will generally depend on the status of the member and the activities of the entity. The tax treatment of such an entity, and the tax treatment of any member of such an entity, are not addressed in this summary. Any entity that is classified for U.S. federal income tax purposes as a partnership or as a “disregarded entity” and that owns notes, and any members of such an entity, should consult their own tax advisors as to the tax consequences of the ownership and disposition of the notes.

THIS DISCUSSION IS FOR GENERAL INFORMATION ONLY AND MAY NOT ADDRESS ALL TAX CONSIDERATIONS THAT MAY BE SIGNIFICANT TO YOU. EACH PROSPECTIVE INVESTOR SHOULD CONSULT AN INDEPENDENT TAX ADVISOR AS TO THE TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF THE NOTES BASED ON THE INVESTOR’S PARTICULAR CIRCUMSTANCES, INCLUDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX CONSIDERATIONS DISCUSSED BELOW, AS WELL AS THE U.S. FEDERAL MEDICARE TAX ON NET INVESTMENT INCOME, AND ANY STATE, LOCAL, NON-U.S. OR OTHER TAX LAWS.
U.S. Holders
Payments of Interest
We expect, and this discussion assumes, that the notes will not be issued with more than a de minimis amount of original issue discount, if any. As such, payments of stated interest on the notes generally will be includible in the gross income of a U.S. Holder as ordinary interest income at the time such payments are received or accrued in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes.
Sale, Redemption or Other Taxable Disposition of the Notes
Upon the sale, exchange, redemption, retirement or other taxable disposition of notes, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (1) the amount realized on such disposition (not including any amounts reflecting accrued interest, which will be includible in income as ordinary interest income, to the extent not previously included) and (2) such holder’s adjusted tax basis in the notes. A U.S. Holder’s adjusted tax basis in the notes generally will equal the amount paid for the notes. Gain or loss recognized by a U.S. Holder in respect of the disposition generally will be capital gain or loss, and will generally be long-term capital gain or loss if the U.S. Holder has held the notes for more than one year at the time of such disposition. A U.S. Holder that is an individual, trust or estate may be entitled to preferential treatment for net long-term capital gains. The ability of a U.S. Holder to offset capital losses against ordinary income is limited.
Information Reporting and Backup Withholding
In general, information reporting requirements will apply with respect to payments of interest on a note to a U.S. Holder, and with respect to payments to a U.S. Holder of any proceeds from a disposition of a note (including a redemption or retirement of a note). Certain U.S. Holders are exempt from backup withholding, including corporations and certain tax-exempt entities, provided that such U.S. Holders furnish appropriate evidence of exemption. In addition, a U.S. Holder may be subject to backup withholding on payments with respect to a note if the U.S. Holder fails to supply its correct taxpayer identification number in the manner required by applicable law, fails to certify that it is not subject to backup withholding, or otherwise fails to comply with applicable backup withholding rules.
Backup withholding is not an additional tax. Any amounts withheld from a U.S. Holder under the backup withholding provisions may be credited against the U.S. federal income tax liability of the U.S. Holder, and may entitle the U.S. Holder to a refund, provided that the required information is timely furnished to the IRS.
Non-U.S. Holders
Payments of Interest
Interest earned on a note by a Non-U.S. Holder will be considered “portfolio interest,” and (subject to the discussions below of backup withholding and the Foreign Account Tax Compliance Act (“FATCA”)), will not be subject to U.S. federal income tax or withholding in respect thereof, provided that:
(1)
the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of the stock of FNF entitled to vote;

(2)
the Non-U.S. Holder is not (a) a controlled foreign corporation that is related to FNF through sufficient actual or deemed stock ownership or (b) a bank receiving interest on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business;

(3)
the interest is not effectively connected with the conduct of a trade or business (or, if a United States income tax treaty applies, is not attributable to a permanent establishment maintained) within the United States by the non-U.S. Holder; and

(4)
the Non-U.S. Holder either (a) provides, to the person that otherwise would be required to withhold U.S. federal income tax, a properly completed IRS Form W-8BEN or W-8BEN-E (or a suitable substitute form) that includes the Non-U.S. Holder’s name and address and that certifies, under penalties of perjury, that the Non-U.S. Holder is not a United States person as defined under the Code and applicable Treasury Regulations, or (b) holds the notes through certain foreign intermediaries and the intermediaries and the Non-U.S. Holder satisfy the certification or documentation requirements of applicable Treasury Regulations. Special certification rules apply to Non-U.S. Holders that are pass-through entities rather than corporations or individuals.

Any payments to a Non-U.S. Holder of interest that do not qualify for the “portfolio interest” exemption and that are not effectively connected with the conduct of a trade or business (or, if a United States income tax treaty applies, are not attributable to a permanent establishment maintained) within the United States by the Non-U.S. Holder will be subject to withholding of U.S. federal income tax at a rate of 30% (or at a lower rate under an applicable tax treaty). To claim a reduction or exemption under an applicable tax treaty, a Non-U.S. Holder must generally submit, to the person that otherwise would be required to withhold U.S. federal income tax, a properly completed IRS Form W-8BEN or W-8BEN-E (or a suitable substitute form) claiming a reduction in or exemption from withholding of U.S. federal income tax under an income tax treaty between the United States and the country in which the Non-U.S. Holder is resident.
Any interest earned on a note that is effectively connected with the conduct of a trade or business (and, if a United States income tax treaty applies, is attributable to a permanent establishment maintained) within the United States by a Non-U.S. Holder will not be subject to withholding of U.S. federal income tax, provided that the Non-U.S. Holder furnishes a properly completed IRS Form W-8ECI (or a suitable substitute form) to the person that otherwise would be required to withhold U.S. tax, however, such effectively connected income will be subject to U.S. federal income tax at regular graduated rates in the same manner as if the Non-U.S. Holder were a United States person. If the Non-U.S. Holder is classified as a corporation for U.S. federal income tax purposes, such income will also be taken into account for purposes of determining the amount of U.S. branch profits tax, which is imposed at a rate of 30% (or at a lower rate under an applicable tax treaty) on effectively connected earnings and profits, subject to certain adjustments.
Sale, Redemption or Other Taxable Disposition of the Notes
Subject to the discussions of backup withholding below, any gain recognized by a Non-U.S. Holder upon a sale, exchange or other taxable disposition (including a redemption or retirement) of a note generally will not be subject to U.S. federal income tax or withholding, in respect thereof, unless (i) the gain is effectively connected with the conduct of a trade or business (or, if a United States income tax treaty applies, is attributable to a permanent establishment) within the United States by the Non-U.S. Holder (in which case the gain will be subject to U.S. federal income tax at regular graduated rates and will also be taken into account for purposes of determining the amount of the United States “branch profits tax” described above in “— Non-U.S. Holders — Payments of Interest”), or (ii) in the case of a Non-U.S. Holder who is an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met (in which case such individual will be subject to a 30% U.S. federal income tax on the gain, which gain may be offset by certain U.S.-source capital losses). Notwithstanding the foregoing, any amounts realized in connection with the sale, exchange or other taxable disposition (including redemption or retirement) with respect to accrued interest will generally be subject to the rules above regarding payments of interest.
Information Reporting and Backup Withholding
Any payments of interest on the notes to a Non-U.S. Holder generally will be reported to the IRS and to the Non-U.S. Holder, whether or not such interest is exempt from U.S. federal income tax pursuant to a tax treaty or the “portfolio interest” exemption. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder is resident.
Any payments of interest on the notes to a Non-U.S. Holder generally will not be subject to backup withholding and additional information reporting, provided that (i) the Non-U.S. Holder certifies, under penalties of perjury, on a properly completed IRS Form W-8BEN, W-8BEN-E or W-8ECI (or a suitable substitute form) that it is not a United States person and certain other conditions are met, or (ii) the Non-U.S. Holder otherwise establishes an exemption.
The payment to a Non-U.S. Holder of the proceeds of a disposition of a note by or through the U.S. office of a broker, generally will not be subject to information reporting or backup withholding if the Non-U.S. Holder either certifies, under penalties of perjury, on a properly completed IRS Form W-8BEN, W-8BEN-E or W-8ECI (or a suitable substitute form) that it is not a United States person and certain other conditions are met, or (ii) the Non-U.S. Holder otherwise establishes an exemption.
Information reporting and backup withholding generally will not apply to the payment of the proceeds of a disposition of a note by or through the non-U.S office of a non-U.S broker (as defined in applicable Treasury Regulations). Information reporting requirements (but not backup withholding) will apply, however, to a payment of the proceeds of the disposition of a note by or through a non-U.S. office of a U.S. broker or of a non-U.S. broker with certain relationships to the United States, unless the broker has documentary evidence in its records that the holder is not a United States person and certain other conditions are met, or the Non-U.S. Holder otherwise establishes an exemption.
Backup withholding is not an additional tax. Any amounts withheld from a Non-U.S. Holder under the backup withholding provisions may be credited against the U.S. federal income tax liability of the Non-U.S. Holder, and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS. Non-U.S. Holders should consult their own tax advisors regarding application of the backup withholding rules to their particular circumstance and the availability of and procedure for obtaining an exemption from backup withholding.
Foreign Account Tax Compliance
Sections 1471 through 1474 of the Code and related Treasury guidance (collectively known as FATCA) generally impose a withholding tax of 30% on certain payments to certain non-U.S. entities (including financial intermediaries) with respect to certain financial instruments, unless various U.S. information reporting, due diligence, and withholding requirements have been satisfied. Accordingly, the entity through which a U.S. Holder or a Non-U.S. Holder holds its notes may affect the determination of whether such withholding is required. An intergovernmental agreement between the United States and the non-U.S. entity’s jurisdiction may modify these requirements. Withholding under these rules (if applicable) will apply to payments of interest on the notes. In many cases, Non-U.S. Holders may be able to indicate their exemption from, or compliance with, FATCA by providing a properly completed IRS Form W-8BEN or W-8BEN-E (as applicable) to the withholding agent certifying as to such status under FATCA. In the event any withholding under FATCA is imposed with respect to any payments on the notes, there will be no additional amounts payable to compensate for the withheld amount. Non-U.S. Holders and U.S. Holders holding notes through a non-U.S. intermediary should consult their tax advisors regarding the potential application of FATCA to the notes.

UNDERWRITING (CONFLICTS OF INTEREST)
BofA Securities, Inc. and J.P. Morgan Securities LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.
Underwriter	Principal Amount of Notes
BofA Securities, Inc.	$
J.P. Morgan Securities LLC
U.S. Bancorp Investments, Inc.
Total	$
Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the offering of the notes may be terminated.
We have agreed to indemnify the underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act and the Exchange Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.
The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
We expect that delivery of the notes will be made to investors on or about           , 2020 which will be the           business day following the date of this prospectus supplement (such settlement being referred to as “T+    ”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to two business days before the delivery of the notes hereunder will be required, by virtue of the fact that the notes initially settle in T+    , to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to two business days before their date of delivery hereunder should consult their advisors.
Commissions and Discounts
The representatives have advised us that the underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement and may offer the notes to certain dealers at such price less a concession not in excess of    % of the principal amount of the notes. The underwriters may allow, and the dealers may reallow, to other dealers a discount not in excess of    % of the principal amount of the notes. After the initial offering, the public offering price, concession or any other term of the offering may be changed.
The underwriting discount to be paid to the underwriters in connection with this offering is equal to    % of the principal amount of the notes.
The expenses of the offering to be paid by us, not including the underwriting discount, are estimated at $      .
New Issue of Notes
The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for inclusion of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active public market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.
No Sales of Similar Securities
We have agreed that we will not, for a period commencing on the date of this prospectus supplement and ending on the closing date of the offering of the notes, without first obtaining the prior written consent of BofA Securities, Inc. and J.P. Morgan Securities LLC, directly or indirectly, sell, offer, contract or grant any option to sell, pledge, transfer or establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Exchange Act, or otherwise dispose of or transfer, or announce the offering of, or file any registration statement under the Securities Act in respect of, any debt securities of the Company similar to the notes or securities exchangeable for or convertible into debt securities similar to the notes (other than as contemplated by this offering).
Stabilizing Transactions
In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions and syndicate covering transactions.
•
Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•
Over-allotment involves sales by the underwriters of notes in excess of the principal amount of the notes the underwriters are obligated to purchase, which creates a syndicate short position.

•
Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

These stabilizing transactions, over-allotment transactions and syndicate covering transactions may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.
Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
Selling Restrictions
The notes are being offered for sale in the United States and in jurisdictions outside the United States, subject to applicable law.
Notice to Prospective Investors in Canada
The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Prohibition of Sales to EEA and UK Retail Investors
Each underwriter has represented and agreed that it has not offered, sold or otherwise made available and will not offer, sell or otherwise make available any notes to any retail investor in the European Economic Area or the United Kingdom. For the purposes of this provision:
(a)
the expression “retail investor” means a person who is one (or more) of the following:

(i)
a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)
a customer within the meaning of Directive (EU) 2016/97 (as amended or superseded, the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)
not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended or superseded, the “Prospectus Regulation”); and

(b)
the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes.

Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA or in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA or in the UK may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of Notes in any Member State of the EEA or in the UK will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of Notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Regulation.
Notice to United Kingdom Investors
The communication of this prospectus supplement and the accompanying prospectus and any other document or materials relating to the issue of the notes is not being made, and such documents and/or materials have not been approved, by an authorized person for the purposes of section 21 of the United Kingdom’s Financial Services and Markets Act 2000 (as amended, the “FSMA”). Accordingly, this prospectus supplement, the accompanying prospectus and such other documents and/or materials relating to the issue of the notes are only being distributed to, and are only directed at, persons in the United Kingdom who are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Regulation that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”); or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order or who are any other persons to whom it may otherwise lawfully be made under the Order (each such person being referred to as a “relevant person”). In the United Kingdom, this prospectus supplement and the notes will only be available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire the notes will be engaged in only with, relevant persons. Any person in the United Kingdom who is not a relevant person should not act or rely on this prospectus supplement nor the accompanying prospectus or any of their contents.
Each underwriter has represented and agreed that:
(a)
it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to Global Payments; and

(b)
it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Hong Kong
Each underwriter (i) has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the laws of Hong Kong) (the “SFO”) and any rules made thereunder; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (the “CO”) or which do not constitute an offer to the public within the meaning of the CO; and (ii) has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.
Notice to Prospective Investors in Japan
The notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.
Notice to Prospective Investors in Singapore
Each underwriter has acknowledged that neither this prospectus supplement nor the accompanying prospectus has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented and agreed that it has not offered or sold any notes or caused the notes to be made the subject of an invitation for subscription or purchase and will not offer or sell any notes or cause the notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement, the accompanying prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes, whether directly or indirectly, to any person in Singapore other than:
(a)
to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA;

(b)
to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA; or

(c)
otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
(a)
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)
a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA except:

(i)
to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(ii)
where no consideration is or will be given for the transfer;

(iii)
where the transfer is by operation of law;

(iv)
as specified in Section 276(7) of the SFA; or

(v)
as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Singapore SFA Product Classification — In connection with Section 309B of the SFA and the CMP Regulations 2018, unless otherwise specified before an offer of notes, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA) that the notes are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Conflicts of Interest
Certain of the underwriters or their affiliates may be lenders with respect to amounts currently outstanding under the Term Loan Credit Agreement and may receive a ratable portion of any part of the proceeds of this offering used to repay borrowings outstanding under the Term Loan Credit Agreement. Any underwriter that receives more than 5% of the net proceeds of this offering (together with its affiliates) will have a conflict of interest, as that term is defined in FINRA Rule 5121. Accordingly, this offering is being conducted in compliance with FINRA Rule 5121.
None of the underwriters with a Rule 5121 conflict of interest will sell the Notes to an account over which it exercises discretion without the express approval of the account holder.
Other Relationships
The underwriters and their respective affiliates are full-service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and nonfinancial activities and services. Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. For example, certain of the underwriters and their affiliates are lenders under the Term Loan Credit Agreement.
In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If the underwriters or their respective affiliates have a lending relationship with us, certain of those underwriters or their respective affiliates routinely hedge, certain other of those underwriters or their affiliates are likely to hedge or otherwise reduce and certain other of those underwriters or their respective affiliates may hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Additionally, Cary H. Thompson has served as our director since 2005 and as a director of our predecessors since 1992. Mr. Thompson currently is Executive Vice Chairman of Global Banking and Markets of BofA Securities, Inc.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. We make these filings available on our web site at http://www.fnf.com. The information on our website is not part of this prospectus supplement. The SEC maintains a website that contains our reports, proxy statements and other information regarding registrants that file electronically with the SEC. The address of such site is http://www.sec.gov.
The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus supplement and accompanying prospectus. The information incorporated by reference is considered to be part of this prospectus supplement and accompanying prospectus. When we file information with the SEC in the future, that information will automatically update and, in some cases, supersede this information. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act between the date of this prospectus supplement and the termination of the offering (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items):
•
our Annual Report on Form 10-K for the year ended December 31, 2019;

•
the information in our Definitive Proxy statement on Schedule 14A, filed with the SEC on April 23, 2020, that is incorporated by reference in Part III of the Annual Report on Form 10-K for the year ended December 31, 2019;

•
our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2020 and June 30, 2020; and

•
our Current Reports on Form 8-K filed on February 7, 2020, May 7, 2020, May 28, 2020, May 29, 2020, June 1, 2020, June 4, 2020, June 8, 2020, June 11, 2020, June 12, 2020 and August 7, 2020.

You can obtain copies of these documents without charge through our website (www.fnf.com), or by requesting them in writing or by telephone at the following address:
Fidelity National Financial, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204
Attn: Investor Relations
Tel: (904) 854-8100

LEGAL MATTERS
Weil, Gotshal & Manges LLP, New York, New York, has passed upon the validity of the notes on behalf of us. Sullivan & Cromwell LLP, Los Angeles, California, has passed upon the validity of the notes on behalf of the underwriters.
EXPERTS
The consolidated financial statements and schedule of Fidelity National Financial, Inc. appearing in Fidelity National Financial, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2019, and the effectiveness of Fidelity National Financial, Inc.’s internal control over financial reporting as of December 31, 2019 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and Fidelity National Financial, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2019 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
The consolidated balance sheets of FGL Holdings and subsidiaries as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive income (loss), changes in shareholders’ equity, and cash flows for each of the years in the two year period then ended December 31, 2019, and the period from December 1, 2017 to December 31, 2017, the consolidated statements of operations, comprehensive income (loss), changes in shareholders’ equity, and cash flows of Fidelity & Guaranty Life and subsidiaries for the period from October 1, 2017 to November 30, 2017, and for the year ended September 30, 2017 (Predecessor Company operations), and the related notes and financial statement schedules I to IV, included in Exhibit 99.1 of Fidelity National Financial, Inc.’s Current Report on Form 8-K dated June 8, 2020, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS
FIDELITY NATIONAL FINANCIAL, INC.
DEBT SECURITIES

Fidelity National Financial, Inc. may from time to time in one or more offerings offer and sell senior or subordinated debt securities.
Fidelity National Financial, Inc. will provide the specific terms of these debt securities in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.
Fidelity National Financial, Inc. may sell these debt securities to or through one or more underwriters and also to other purchasers or through agents. The names of any underwriters or agents and the specific terms of a plan of distribution will be stated in an accompanying prospectus supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
This prospectus may not be used to consummate sales of offered securities unless accompanied by a prospectus supplement.
The date of this prospectus is June 8, 2020

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these debt securities. The information in this document may only be accurate on the date of this document.

i

ABOUT THIS PROSPECTUS
Unless otherwise stated or the context otherwise requires, references in this prospectus to “FNF,” “we,” “our” or “us” refer to Fidelity National Financial, Inc., together with its subsidiaries.
This prospectus is part of a registration statement that FNF filed with the U.S. Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf process, FNF may issue the debt securities described in this prospectus from time to time and in an unlimited amount. This prospectus provides you with a general description of the debt securities FNF may offer. Each time we sell debt securities, a prospectus supplement that will contain specific information about the terms of that offering will be provided. The prospectus supplement may also add, update or change information contained or incorporated by reference in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”
You should rely only on the information contained or incorporated by reference in this prospectus or in any permitted free writing prospectuses we have authorized for use with respect to the applicable offering or transaction. FNF has not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. FNF is not making an offer to sell these debt securities in any jurisdiction where the offer or sale is not permitted.
You should assume that the information in this prospectus is accurate as of the date of the prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

FORWARD-LOOKING STATEMENTS
The statements contained in this prospectus, any related prospectus supplement, or incorporated by reference in this prospectus or any related prospectus supplement, or in any permitted free writing prospectuses we have authorized for use with respect to the applicable offering or transaction that are not purely historical statements of fact constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include statements regarding our expectations, hopes, intentions, or strategies regarding the future. These statements relate to, among other things, our future financial and operating results. In many cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue,” or the negative of these terms and other comparable terminology. Actual results could differ materially from those anticipated in these statements as a result of a number of factors, including, but not limited to the following:
•
changes in general economic, business, and political conditions, including changes in the financial markets;

•
the severity of our title insurance claims;

•
downgrade of our credit rating by rating agencies;

•
adverse changes in the level of real estate activity, which may be caused by, among other things, high or increasing interest rates, a limited supply of mortgage funding, increased mortgage defaults, or a weak U.S. economy;

•
compliance with extensive government regulation of our operating subsidiaries and adverse changes in applicable laws or regulations or in their application by regulators;

•
regulatory investigations of the title insurance industry;

•
loss of key personnel that could negatively affect our financial results and impair our operating abilities;

•
our business concentration in the States of California and Texas are the source of approximately 14.3% and 13.8%, respectively, of our title insurance premiums during the twelve month period ended December 31, 2019;

•
our potential inability to find suitable acquisition candidates, as well as the risks associated with acquisitions in lines of business that will not necessarily be limited to our traditional areas of focus, or difficulties integrating acquisitions;

•
impacts to our business operations caused by the occurrence of a catastrophe, including the COVID-19 outbreak;

•
our dependence on distributions from our title insurance underwriters as our main source of cash flow;

•
competition from other title insurance companies; and

•
other risks detailed elsewhere in this document and in our other filings with the SEC.

Except as required by law, we are not under any obligation (and expressly disclaim any such obligation) to update or alter our forward-looking statements, whether as a result of new information, future events or otherwise. You should carefully consider the possibility that actual results may differ materially from our forward-looking statements in or incorporated into this prospectus.

FIDELITY NATIONAL FINANCIAL, INC.
We are a leading provider of title insurance, escrow and other title-related services, including trust activities, trustee sales guarantees, recordings and reconveyances and home warranty products and transaction services to the real estate and mortgage industries. FNF is one of the nation’s largest title insurance companies operating through its title insurance underwriters — Fidelity National Title Insurance Company, Chicago Title Insurance Company, Commonwealth Land Title Insurance Company, Alamo Title Insurance and National Title Insurance of New York Inc. — which collectively issue more title insurance policies than any other title company in the United States. Through our subsidiary ServiceLink Holdings, LLC, we provide mortgage transaction services including title-related services and facilitation of production and management of mortgage loans.
On June 1, 2020, we completed the transactions contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 7, 2020, by and among FNF, FGL Holdings, a Cayman Islands exempted company (“FGL”), F I Corp., a Cayman Islands exempted company and wholly owned subsidiary of FNF, and F II Corp., a Cayman Islands exempted company and wholly owned subsidiary of FNF, as amended by that First Amendment to the Merger Agreement, dated as of April 24, 2020. Upon the consummation of the transactions contemplated in the Merger Agreement (the “FGL Mergers”), FGL and its subsidiaries became wholly owned subsidiaries of FNF. Additional information regarding the FGL Mergers is contained in the documents incorporated by reference in this registration statement. See “Where You Can Find More Information.”
Our executive offices are located at 601 Riverside Avenue, Jacksonville, Florida 32204 and our telephone number is (904) 854-8100.

USE OF PROCEEDS
Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of debt securities offered by us will be used for working capital, capital expenditures, acquisitions and other general corporate purposes. Until we use the net proceeds in this manner, we may temporarily use them to make short-term investments or reduce short-term borrowings.

DESCRIPTION OF DEBT SECURITIES
As used in this prospectus, debt securities means the debentures, notes, bonds and other evidences of indebtedness that we may issue from time to time. The debt securities will either be senior debt securities or subordinated debt securities. Unless the applicable prospectus supplement states otherwise, senior debt securities will be issued under the Indenture, dated as of December 8, 2005, between Fidelity National Financial, Inc. (formerly Fidelity National Title Group, Inc.) and The Bank of New York Trust Company, N.A. (now known as The Bank of New York Mellon Trust Company, N.A.), as amended by a First Supplemental Indenture dated as of January 6, 2006 and a Second Supplemental Indenture dated as of May 5, 2010 (such Indenture, as amended by such First Supplemental indenture and such Second Supplemental Indenture, the “Senior Indenture”) and subordinated debt securities will be issued under a “Subordinated Indenture” to be entered into with The Bank of New York Mellon Trust Company, N.A. This prospectus sometimes refers to the Senior Indenture and the Subordinated Indenture collectively as the “Indentures” and each individually as an “Indenture.”
The Senior Indenture and form of Subordinated Indenture are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. The statements and descriptions in this prospectus or in any prospectus supplement regarding provisions of the Indentures and debt securities are summaries thereof, do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indentures and the debt securities, including the definitions therein of certain terms.
General
The debt securities will be unsecured obligations of ours. The senior debt securities will rank equally with all of our other senior and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment to all of our present and future senior indebtedness to the extent described herein and in the applicable prospectus supplement.
Because we are a holding company that conducts our operations through our subsidiaries, holders of debt securities will generally have a junior position to claims of creditors of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities, beneficiaries under title insurance policies, and guarantee holders. As of March 31, 2020, after giving effect to the FGL Mergers as if they had occurred on March 31, 2020, our subsidiaries would have had total liabilities of approximately $39,096 million. Moreover, our ability to pay principal and interest on the debt securities is, to a large extent, dependent upon our receiving dividends, interest or other amounts from our subsidiaries. Certain of our principal operating subsidiaries are subject to insurance regulations that require minimum amounts of statutory surplus, which may restrict the amount of funds which are available to us from such subsidiaries, or require prior approval from the regulatory agency before those subsidiaries can pay us any extraordinary dividends.
The Indentures do not limit the aggregate principal amount of debt securities that we may issue and provide that we may issue debt securities under them from time to time in one or more series. The Indentures also do not limit our ability to incur other debt.
Each prospectus supplement will describe the terms relating to the specific series of debt securities being offered. These terms will include some or all of the following:
•
the title of the debt securities, including CUSIP Numbers, and whether they are subordinated debt securities or senior debt securities;

•
any limit on the aggregate principal amount of the debt securities which may be authenticated and delivered under the applicable Indenture;

•
the date or dates on which the principal of and premium, if any, on the debt securities is payable or the method of determination thereof;

•
the rate or rates (which may be fixed, variable or zero) at which the debt securities will bear interest, if any, or the method of calculating such rate or rates of interest;

•
the date or dates from which interest, if any, will accrue or the method by which such date or dates will be determined;

•
the dates on which interest will be payable and with respect to registered securities, the regular record date for the interest payable on any interest payment date;

•
the place or places where the principal of, premium, if any, and interest on the debt securities will be payable;

•
the period or periods within which, the price or prices at which, the currency (if other than United States dollars) in which, and the other terms and conditions upon which, the debt securities may be redeemed;

•
our obligation, if any, to redeem or purchase debt securities pursuant to any sinking fund or analogous provisions or upon the happening of a specified event or at the option of holders of the debt securities and the period or periods within which, the price or prices at which, and the other terms and conditions upon which, debt securities will be redeemed or purchased, in whole or in part, pursuant to such obligation;

•
if other than denominations of $1,000 and any integral multiple thereof, if registered securities, the denominations in which debt securities will be issuable;

•
if other than United States dollars, the currency for which the debt securities may be purchased or in which the debt securities will be denominated and/or the currency in which the principal of, premium, if any, and interest, if any, on the debt securities will be payable and the particular provisions applicable thereto in accordance with, in addition to, or in lieu of the provisions of the applicable Indenture;

•
if the amount of payments of principal of, or premium, if any, or interest, if any, on the debt securities will be determined with reference to an index, formula or other method based on a currency or currencies, the index, formula or other method by which such amount will be determined;

•
if the amount of payments of principal of, premium, if any, or interest, if any, on the debt securities will be determined with reference to an index, formula or other method based on the prices of securities or commodities, with reference to changes in the prices of securities or commodities or otherwise by application of a formula, the index, formula or other method by which such amount will be determined;

•
if other than the entire principal amount thereof, the portion of the principal amount of such debt securities which will be payable upon declaration of acceleration thereof or the method by which such portion will be determined;

•
the person to whom any interest on any registered debt securities will be payable;

•
provisions, if any, granting special rights to the holders of debt securities upon the occurrence of specified events;

•
any addition to or modification or deletion of any Events of Default or any covenants of FNF pertaining to the debt securities;

•
under what circumstances, if any, we will pay additional amounts on the debt securities held by a person who is not a U.S. Person in respect of taxes, assessments or similar governmental charges withheld or deducted and, if so, whether we will have the option to redeem such debt securities rather than pay such additional amounts (and the terms of any such option);

•
whether the provisions described below relating to defeasance and covenant defeasance will be applicable to the debt securities of such series;

•
if other than the trustee, the identity of the registrar and any paying agent;

•
if the debt securities will be issued in whole or in part in global form, (i) the depository for such global securities, (ii) whether beneficial owners of interests in any debt securities in global form may exchange such interests for certificated debt securities of like tenor of any authorized form and denomination, and (iii) the circumstances under which any such exchange may occur; and

•
any other terms of the debt securities and any deletions from or modifications or additions to the applicable Indenture, including terms (if any) relating to the redemption of the notes at our option.

Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.
Unless otherwise specified in the applicable prospectus supplement, the debt securities will be issued only in registered form without coupons or in the form of one or more global securities.
Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. The applicable prospectus supplement will describe the federal income tax consequences and special considerations applicable to any such debt securities. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies or currency units, as described in more detail in the prospectus supplement relating to any of the particular debt securities. The prospectus supplement relating to specific debt securities will also describe any special considerations and certain additional tax considerations applicable to such debt securities.
Subordination
The prospectus supplement relating to any offering of subordinated debt securities will describe the specific subordination provisions. However, unless otherwise noted in the prospectus supplement, subordinated debt securities will be subordinate and junior in right of payment to all of our Senior Indebtedness (as described below).
Under the Subordinated Indenture, “Senior Indebtedness” means all amounts due on obligations in connection with any of the following, whether outstanding at the date of execution of the Subordinated Indenture or thereafter incurred or created:
•
the principal of or any premium and interest in respect of indebtedness of FNF for borrowed money and indebtedness evidenced by securities, debentures, bonds or other similar instruments issued by FNF;

•
all capital lease obligations of FNF;

•
all obligations of FNF issued or assumed as the deferred purchase price of property, all conditional sale obligations of FNF and all obligations of FNF under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

•
all obligations of FNF for the reimbursement on any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction;

•
all obligations of FNF in respect of interest rate swap, cap or other agreements, interest rate future or options contracts, currency swap agreements, currency future or option contracts and other similar agreements;

•
all obligations of the types referred to above of other persons for the payment of which FNF is responsible or liable as obligor, guarantor or otherwise; and

•
all obligations of the types referred to above of other persons secured by any lien on any property or asset of FNF whether or not such obligation is assumed by FNF.

Senior Indebtedness does not include:
•
indebtedness or monetary obligations to trade creditors created or assumed by FNF in the ordinary course of business in connection with the obtaining of materials or services;

•
indebtedness that is, by its terms, subordinated to, or ranks equally with, the subordinated debt securities; and

•
any indebtedness of FNF to its subsidiaries unless otherwise expressly provided in the terms of any such indebtedness.

Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

Unless otherwise noted in the accompanying prospectus supplement, if we default in the payment of any principal of (or premium, if any) or interest on any Senior Indebtedness when it becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise, then, unless and until such default is cured or waived or ceases to exist, we will make no direct or indirect payment (in cash, property, securities, by set-off or otherwise) in respect of the principal of or interest on the subordinated debt securities. Further, if an event of default occurs under any Senior Indebtedness permitting the holders thereof to accelerate the maturity thereof and written notice of such event of default is given to FNF by the holders of such Senior Indebtedness, then until such event of default is cured or waived or ceases to exist, no payment may be made on the subordinated debt securities; provided, that if the holders of such Senior Indebtedness do not declare such Senior Indebtedness to be immediately due and payable within 180 days after the occurrence of such default, FNF may resume making payments on the subordinated debt securities. Only one such payment blockage period may be commenced in any 365 day period with respect to the subordinated debt securities of any series.
In the event of the acceleration of the maturity of any subordinated debt securities, the holders of all senior debt securities outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due on the senior debt securities before the holders of the subordinated debt securities will be entitled to receive any payment of principal of (and premium, if any) or interest on the subordinated debt securities.
If any of the following events occurs, we will pay in full all Senior Indebtedness before we make any payment or distribution under the subordinated debt securities, whether in cash, securities or other property, to any holder of subordinated debt securities:
•
any dissolution or winding-up or liquidation or reorganization of FNF, whether voluntary or involuntary or in bankruptcy, insolvency or receivership;

•
any general assignment by FNF for the benefit of creditors; or

•
any other marshaling of FNF’s assets or liabilities.

In such event, any payment or distribution under the subordinated debt securities, whether in cash, securities or other property (other than certain permitted junior securities), which would otherwise (but for the subordination provisions) be payable or deliverable in respect of the subordinated debt securities, will be paid or delivered directly to the holders of Senior Indebtedness in accordance with the priorities then existing among such holders until all Senior Indebtedness has been paid in full. If any payment or distribution under the subordinated debt securities is received by the trustee of any subordinated debt securities in contravention of any of the terms of the Subordinated Indenture and before all Senior Indebtedness has been paid in full, such payment or distribution or security will be received in trust for the benefit of, and paid over or delivered and transferred to, the holders of Senior Indebtedness at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness in full.
The Subordinated Indenture does not limit the issuance of additional Senior Indebtedness.
In the event subordinated debt securities are issued pursuant to the Subordinated Indenture or any other subordinated indenture with a trustee which is also a trustee for senior debt securities pursuant to the Senior Indenture, the occurrence of any default under such subordinated indenture or such Senior Indenture could create a conflicting interest for the respective trustee under the Trust Indenture Act of 1939. If such default has not been cured or waived within 90 days after such trustee has or acquires a conflicting interest, such trustee generally is required by the Trust Indenture Act of 1939 to eliminate such conflicting interest or resign as trustee with respect to the debt securities issued under such Senior Indenture or such subordinated indenture. In the event of the trustee’s resignation, we will promptly appoint a successor trustee with respect to the affected securities.

Restrictive Covenant
Unless otherwise specified in the applicable prospectus supplement, the following restrictive covenant shall apply to each series of senior debt securities:
Limitation on Liens.   We shall not, and shall not permit any of our covered subsidiaries (as defined below) to, incur, assume or guarantee any debt secured by any mortgage, pledge, lien, charge, security interest, conditional sale or other title retention agreement or other encumbrance (“lien”) on any voting stock issued by any of our covered subsidiaries, unless the senior debt of each series then outstanding are, for so long as such debt is so secured, secured by such voting stock equally and ratably with (or prior to) such debt. However, this requirement does not apply to:
•
liens existing at the time a corporation or other entity becomes a covered subsidiary or any renewal, extension or replacement, in whole or in part, of any such liens;

•
liens on shares of subsidiaries that are not covered subsidiaries; and

•
any series of senior debt securities at any time when no securities of such series are outstanding.

Each lien, if any, granted, pursuant to the provisions described above, to secure any senior debt securities shall automatically and unconditionally be deemed to be released and discharged upon the release and discharge of the lien whose existence caused such securities to be required to be so secured, provided such lien is not then otherwise required, by the provisions described above, to so secure such senior debt securities.
“Covered subsidiaries” generally means any present or future subsidiary of us, the consolidated total assets of which, determined as of the last day of our most recent fiscal quarter ended at least thirty (30) days prior to the date of determination, for which fiscal quarter internal financial statements are available and have been prepared in accordance with generally accepted accounting principles in the United States as in effect on the last day of such fiscal quarter, constitute at least 15% of our total consolidated assets, and any successor to any such subsidiary whose consolidated total assets likewise satisfy such requirement. However covered subsidiaries does not in any event include any of our subsidiaries that is not itself an insurance company or the direct or indirect owner of one or more subsidiaries that is an insurance company.
Consolidation, Merger, Sale of Assets and Other Transactions
Unless otherwise specified in the applicable prospectus supplement, we may not consolidate or merge with or into, or sell, convey, assign, transfer, lease or otherwise dispose of all or substantially all of our assets to, any person unless:
•
the person formed by or surviving any such consolidation or merger (if other than FNF), or which acquires our assets, is a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia;

•
the person formed by or surviving any such consolidation or merger (if other than FNF), or which acquires our assets, expressly assumes by supplemental indenture all of our obligations under the debt securities and the Indentures; and

•
immediately after giving effect to the transaction no default or event of default shall have occurred and be continuing.

We shall deliver to the trustee prior to the proposed transaction an officers’ certificate and an opinion of counsel each stating that the proposed transaction and such supplemental indenture comply with the applicable Indenture and that all conditions precedent to the consummation of the transaction under the applicable Indenture have been met.
If we consolidate or merge with or into any other corporation or sell all or substantially all of our assets according to the terms and conditions of the Indentures, the resulting or acquiring corporation will be substituted for us under the Indentures with the same effect as if it had been an original party to the Indentures. As a result, such successor corporation may exercise our rights and powers under the Indentures, in our name or its own name, and we will be released from all our liabilities and obligations under the Indentures and under the notes.

Events of Default, Notice and Waiver
Unless otherwise specified in the applicable prospectus supplement, the following shall constitute “Events of Default” under the Indentures with respect to debt securities of any series:
•
default in the payment of any interest on any debt security of such series when due and payable for 30 days;

•
default in the payment of any principal of or premium, if any, on any debt security of such series when due (whether at stated maturity, upon redemption, repurchase at the option of the holder or otherwise), or default in the making of any mandatory sinking fund payment;

•
default, but in the Subordinated Indenture only default in any material respect, in the performance, or breach, of any covenant or warranty with respect to any debt security of such series, and the continuance of such default or breach for 60 days after we receive written notice of such default or breach;

•
default under our indebtedness (other than securities of such series) in the payment by us, when due, of an aggregate principal amount of such indebtedness exceeding $100,000,000, or default under any such indebtedness (other than securities of such series) which results in such indebtedness in an aggregate principal amount exceeding $100,000,000 becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, in each case without such acceleration having been rescinded or annulled, or such indebtedness having been paid in full, or there having been deposited into trust a sum of money sufficient to pay in full such indebtedness, within 10 days after receipt of written notice of such default or breach (which notice shall state that such notice is a “Notice of Default” under the indenture) to the us (by registered or certified mail) by the trustee or to us and the Trustee (in each case by registered or certified mail) by holders of at least 25% in aggregate principal amount of the outstanding securities of such series;

•
certain events of bankruptcy, insolvency or reorganization of FNF; and

•
any other event of default with respect to any debt security of such series including an event of default provided for in a supplemental indenture.

If an Event of Default with respect to any debt securities of any series outstanding under either of the Indentures occurs and is continuing, the trustee under such Indenture or the holders of at least 25% in aggregate principal amount of all of the outstanding debt securities of such series may declare, by written notice to us (and if given by the holders, to the trustee), the principal of and accrued interest, if any, on all the debt securities of such series to be due and payable immediately; provided that, after such a declaration of acceleration, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, by written notice to the trustee, rescind or annul such declaration and its consequences if all Events of Default, other than the non-payment of accelerated principal and interest, have been cured or waived.
The holders of a majority in aggregate principal amount of the outstanding debt securities of any series, by written notice to the trustee, may waive any past default or event of default with respect to that series except (i) a default or event of default in the payment of the principal of, or premium, if any, or interest on, any debt security of such series or (ii) default in respect of a covenant or provision which may not be amended or modified without the consent of the holder of each outstanding debt security of such series affected. Upon any such waiver, such default shall cease to exist, and any event of default arising therefrom shall be deemed to have been cured.
The trustee is not required to exercise any of the rights or powers vested in it by the applicable Indenture at the request or direction of any of the holders of debt securities of any series, unless the holders have offered the trustee security or indemnity reasonably satisfactory to the trustee. Subject to such right of indemnification and to certain other limitations, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of such series.

No holder of a debt security of any series may institute any proceeding with respect to the Indentures or for the appointment of a receiver or trustee or for any other remedy unless (i) the holder has given to the trustee written notice of a continuing Event of Default with respect to the debt securities of such series, (ii) the holders of at least 25% in aggregate principal amount of the debt securities of that series then outstanding shall have made a written request to the trustee to institute proceedings in respect of such Event of Default in its own name as trustee, (iii) the holders have offered to the trustee indemnity satisfactory to the trustee against any loss, liability or expense to be incurred in pursuing the remedy, (iv) the trustee has failed to institute any such proceedings for 60 days after its receipt of such request, and (v) during such 60 day period, the holders of a majority in aggregate principal amount of the debt securities of such series then outstanding have not given to the trustee a direction inconsistent with such written request.
Each year, we will either certify to the relevant trustee that we are not in default of any of our obligations under the applicable Indenture or we will notify the relevant trustee of any default that exists under the applicable Indenture. In addition, we have agreed to deliver to the trustee, promptly after we become aware of the occurrence of a default or an event of default of the character specified in the fourth bullet point under the caption “Events of Default, Notice and Waiver” above, written notice of the occurrence of such default or event of default.
Discharge, Defeasance and Covenant Defeasance
Unless otherwise set forth in the applicable prospectus supplement, we may discharge or defease our obligations under each Indenture as set forth below.
We may discharge certain obligations to holders of any series of debt securities which have not already been delivered to the trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the trustee cash or government obligations (as defined in either Indenture) or a combination thereof, as trust funds in an amount certified to be sufficient to pay and discharge when due, whether at maturity, upon redemption or otherwise, the principal of, and premium, if any, and interest, if any, on such debt securities and any mandatory sinking fund payments applicable to such debt securities.
Unless otherwise indicated in the applicable prospectus supplement, we may elect either (i) to defease and be discharged from any and all obligations with respect to the debt securities of or within any series (except as otherwise provided in the relevant Indenture) (“defeasance”) or (ii) to be released from our obligations with respect to certain covenants applicable to the debt securities of or within any series (“covenant defeasance”), upon the deposit with the relevant trustee of money and/or government obligations in sufficient quantity that will provide money in an amount sufficient to pay the principal of and any premium or interest on such debt securities to maturity or redemption and any mandatory sinking fund payments thereon. As a condition to defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel to the effect that the holders of affected debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the relevant Indenture. In addition, in the case of either defeasance or covenant defeasance, we shall have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent to such defeasance or covenant defeasance have been complied with.
We may exercise our defeasance option notwithstanding our prior exercise of our covenant defeasance option.
Modification of the Indentures
Under the Indentures, we and the applicable trustee, at any time and from time to time, may enter into supplemental indentures without the consent of any holders of debt securities to:
•
evidence the succession of another person to FNF and the assumption by any such successor of the covenants of FNF in the Indentures and in the debt securities; or

•
add to the covenants of FNF for the benefit of the holders of all or any series of debt securities or surrender any right or power conferred upon FNF in the Indentures; or

•
add any additional Events of Default with respect to all or any series of debt securities; or

•
amend or supplement any provision contained in the Indentures or in any supplemental indentures, provided that such amendment or supplement does not apply to any outstanding debt security issued prior to the date of such supplemental indenture and entitled to the benefits of such provision; or

•
secure the debt securities; or

•
establish the form or terms of debt securities of any series as permitted by the Indentures; or

•
evidence and provide for the acceptance of appointment by a successor trustee with respect to the debt securities of one or more series under the Indentures and add to or change any of the provisions of the Indentures as shall be necessary to provide for or facilitate the administration of the trusts by more than one trustee under the Indentures; or

•
if allowed without penalty under applicable laws and regulations, permit payment in the United States of principal, premium, if any, or interest, if any, on coupons, if any; or

•
cure any ambiguity or correct any mistake or correct or supplement any provision in the Indentures which may be inconsistent with any other provision in the Indentures or make any other provisions with respect to matters or questions arising under the Indentures, provided such action shall not adversely affect the interests of any holder of debt securities of any series; or

•
make any change to comply with the Trust Indenture Act of 1939 or any amendment thereof, or any requirement of the Securities and Exchange Commission in connection with the qualification of the Indentures under the Trust Indenture Act of 1939 or any amendment thereof.

With the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by such supplemental indenture, we and the applicable trustee may enter into supplemental indentures to add provisions to, or change or eliminate any provisions of either Indenture or any supplemental indenture or to modify the rights of the holders of the debt securities of each series so affected. However, we need the consent of the holder of each outstanding debt security affected in order to:
•
change the stated maturity of the principal of or premium, if any, on or of any installment of principal of or premium, if any, or interest, if any, on, or additional amounts, if any, with respect to, any debt security; or

•
reduce the principal amount of, or any installment of principal of, or premium, if any, or interest, if any, on, or any additional amounts payable with respect to, any debt security or the rate of interest on any debt security; or

•
reduce the amount of premium, if any, payable upon redemption of any debt security or the repurchase by us of any debt security at the option of the holder of such debt security; or

•
change the manner in which the amount of any principal of or premium, if any, or interest on or additional amounts, if any, with respect to, any debt security is determined; or

•
reduce the amount of the principal of any original issue discount security or indexed security that would be due and payable upon a declaration of acceleration of the maturity thereof; or

•
change the currency in which any debt securities or any premium or the interest thereon or additional amounts, if any, with respect thereto, is payable; or

•
change the index, securities or commodities with reference to which or the formula by which the amount of principal of or any premium or the interest on any debt security is determined; or

•
impair the right to institute suit for the enforcement of any payment on or after the stated maturity thereof (or on or after the redemption date or on or after the repurchase date, as the case may be); or

•
reduce the percentage in principal amount of the outstanding debt securities of any series, the consent of whose holders is required for any such supplemental indenture or for any waiver (of compliance with certain provisions of the applicable Indenture or certain defaults under the applicable Indenture and their consequences) provided for in the applicable Indenture;

•
change any obligation of FNF to maintain an office or agency in the places and for the purposes specified in the Indentures; or

•
make any change in the provision governing waiver of past defaults, except to increase the percentage in principal amount of the outstanding debt securities of any series, the holders of which may waive past defaults on behalf of holders of all debt securities of such series, or make any change in the provision governing supplemental indentures that require consent of holders of debt securities, except to provide that certain other provisions of the applicable Indenture cannot be modified or waived without the consent of the holders of each outstanding debt security affected thereby.

Governing Law
The Indentures and debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York.
Relationship with the Trustees
The trustee under the Indentures is The Bank of New York Mellon Trust Company, N.A. We and our subsidiaries maintain ordinary banking and trust relationships with a number of banks and trust companies, including the trustee under the Indentures.
Conversion or Exchange Rights
The prospectus supplement will describe the terms, if any, on which a series of debt securities may be convertible into or exchangeable for securities described in this prospectus. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option.

PLAN OF DISTRIBUTION
We may sell the debt securities being offered hereby in one or more of the following ways from time to time:
•
to underwriters or dealers for resale to the public or to institutional investors;

•
directly to institutional investors; or

•
through agents to the public or to institutional investors.

The prospectus supplement with respect to each series of securities will state the terms of the offering of the debt securities, including:
•
the name or names of any underwriters or agents;

•
the purchase price of the debt securities and the proceeds to be received by us from the sale;

•
any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•
any initial public offering price;

•
any discounts or concessions allowed or reallowed or paid to dealers; and

•
any securities exchange on which the securities may be listed.

If we use underwriters in the sale, the debt securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including:
•
negotiated transactions;

•
at a fixed public offering price or prices, which may be changed;

•
at market prices prevailing at the time of sale;

•
at prices related to prevailing market prices; or

•
at negotiated prices.

The debt securities may also be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. The prospectus supplement will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation.
Unless otherwise stated in a prospectus supplement, the obligations of the underwriters to purchase any securities will be conditioned on customary closing conditions and the underwriters will be obligated to purchase all of such series of securities, if any are purchased.
If we sell the debt securities directly or through agents designated by us, we will identify any agent involved in the offering and sale of the debt securities and will list any commissions payable by us to the agent in the accompanying prospectus supplement. Unless indicated otherwise in the prospectus supplement, any such agent will be acting on a best efforts basis to solicit purchases for the period of its appointment.
We may authorize agents, underwriters or dealers to solicit offers by certain institutional investors to purchase debt securities and provide for payment and delivery on a future date specified in an accompanying prospectus supplement. We will describe any such arrangement in the prospectus supplement. Any such institutional investor may be subject to limitations on the minimum amount of debt securities that it may purchase or on the portion of the aggregate principal amount of such debt securities that it may sell under such arrangements. Institutional investors from which such authorized offers may be solicited include:
•
commercial and savings banks;

•
insurance companies;

•
pension funds;

•
investment companies;

•
educational and charitable institutions; and

•
such other institutions as we may approve.

Underwriters, dealers, agents and remarketing firms, and their control persons, may be entitled under agreements entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the underwriters, dealers, agents and remarketing firms may be required to make. Underwriters, dealers, agents and remarketing agents may be customers of, engage in transactions with, or perform services for us or our affiliates in the ordinary course of business.
Each series of debt securities will be a new issue of securities and will have no established trading market. The debt securities may or may not be listed on a national securities exchange. Any underwriters to whom we sell debt securities for public offering and sale may make a market in the debt securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains our reports, proxy statements and other information regarding registrants that file electronically with the SEC. The address of such site is http://www.sec.gov.
The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Statements made in this prospectus as to the contents of any contract, agreement or other document are not necessarily complete, and, in each instance, we refer you to a copy of such document filed as an exhibit to the registration statement, of which this prospectus is a part, or otherwise filed with the SEC. The information incorporated by reference is considered to be part of this prospectus. When we file information with the SEC in the future, that information will automatically update and, in some cases, supersede this information. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the initial filing of the registration statement that contains this prospectus and until the termination of the offering of the securities covered by this prospectus; provided, however, that we are not incorporating, in each case, any documents or information deemed to have been furnished and not filed in accordance with SEC rules:
•
our annual report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 14, 2020 (file no. 001-32630);

•
the information in the definitive proxy statement on Schedule 14A, filed with the SEC on April 23, 2020 (file no. 001-32630), that is incorporated by reference into Part III of our annual report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on February 14, 2020;

•
our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2020, filed with the SEC on April 28, 2020 (file no. 001-32630); and

•
our current reports on Form 8-K, filed with the SEC on February 7, 2020 (file no. 001-32630), May 7, 2020 (file no. 001-32630) May 28, 2020 (file no. 001-32630), May 29, 2020 (file nos. 001-32630), June 1, 2020 (file no. 001-32630) and June 8, 2020 (file no. 001-32630).

You can obtain copies of the documents incorporated by reference in this prospectus without charge through our website (www.fnf.com), or by requesting them in writing or by telephone at the following addresses:
Fidelity National Financial, Inc.
601 Riverside Avenue
Jacksonville, Florida 32204
Attn: General Counsel
Tel: (904) 854-8100
You should rely only on the information contained in or incorporated by reference in this prospectus and any supplements to this prospectus or in any permitted free writing prospectuses we have authorized for use with respect to the applicable offering or transaction. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information provided in this prospectus or incorporated by reference in this prospectus or in any such free writing prospectus we have authorized is accurate as of any date other than the date on the front of this prospectus or the date of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

LEGAL MATTERS
Unless otherwise indicated in the applicable prospectus supplement, the validity of the debt securities offered hereby will be passed upon for Fidelity National Financial, Inc. by Weil, Gotshal & Manges LLP, New York, New York, special counsel to us.
EXPERTS
The consolidated financial statements and schedule of Fidelity National Financial, Inc. appearing in Fidelity National Financial, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2019, and the effectiveness of Fidelity National Financial, Inc.’s internal control over financial reporting as of December 31, 2019 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and Fidelity National Financial, Inc. management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2019 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
The consolidated balance sheets of FGL Holdings and subsidiaries as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive income (loss), changes in shareholders’ equity, and cash flows for each of the years in the two year period then ended December 31, 2019, and the period from December 1, 2017 to December 31, 2017, the consolidated statements of operations, comprehensive income (loss), changes in shareholders’ equity, and cash flows of Fidelity & Guaranty Life and subsidiaries for the period from October 1, 2017 to November 30, 2017, and for the year ended September 30, 2017 (Predecessor Company operations), and the related notes and financial statement schedules I to IV, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

$
Fidelity National Financial, Inc.
    % Senior Notes Due 20

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers
BofA Securities J.P. Morgan
US Bancorp
           , 2020